Exhibit 99.1

EXECUTION COPY

$600,000,000

CREDIT AGREEMENT

among

SIRVA WORLDWIDE, INC.

THE FOREIGN SUBSIDIARY BORROWERS
FROM TIME TO TIME PARTIES HERETO

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO

JPMORGAN CHASE BANK,
as administrative agent

BANC OF AMERICA SECURITIES LLC,
as syndication agent

and

CREDIT SUISSE FIRST BOSTON,
DEUTSCHE BANK SECURITIES INC.
and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as documentation agents

Dated as of December 1, 2003

J.P. MORGAN SECURITIES INC.
and
BANC OF AMERICA SECURITIES LLC,
as joint lead arrangers and joint bookrunners

Table of Contents

SECTION 1. DEFINITIONS
1.1.	Defined Terms
1.2.	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1.	Revolving Credit Commitments
2.2.	Procedure for Revolving Credit Borrowing
2.3.	Termination or Reduction of Revolving Credit Commitments
2.4.	Swing Line Commitments
2.5.	Term Loans
2.6.	Term Notes
2.7.	Procedure for Term Loan Borrowing
2.8.	Repayment of Loans

SECTION 3. LETTERS OF CREDIT
3.1.	L/C Commitment
3.2.	Procedure for Issuance of Letters of Credit
3.3.	Fees, Commissions and Other Charges
3.4.	L/C Participations
3.5.	Reimbursement Obligation of the Parent Borrower
3.6.	Obligations Absolute
3.7.	Letter of Credit Payments
3.8.	Application

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
4.1.	Interest Rates and Payment Dates
4.2.	Conversion and Continuation Options
4.3.	Minimum Amounts of Sets
4.4.	Optional and Mandatory Prepayments and Commitment Reductions
4.5.	Commitment Fees; Administrative Agent’s Fee; Other Fees
4.6.	Computation of Interest and Fees
4.7.	Inability to Determine Interest Rate
4.8.	Pro Rata Treatment and Payments
4.9.	Illegality
4.10.	Requirements of Law
4.11.	Taxes
4.12.	Indemnity
4.13.	Certain Rules Relating to the Payment of Additional Amounts
4.14.	Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Credit Commitments

i

SECTION 5. REPRESENTATIONS AND WARRANTIES
5.1.	Financial Condition
5.2.	No Change; Solvent
5.3.	Corporate Existence; Compliance with Law
5.4.	Corporate Power; Authorization; Enforceable Obligations
5.5.	No Legal Bar
5.6.	No Material Litigation
5.7.	No Default
5.8.	Ownership of Property; Liens
5.9.	Intellectual Property
5.10.	No Burdensome Restrictions
5.11.	Taxes
5.12.	Federal Regulations
5.13.	ERISA
5.14.	Collateral
5.15.	Investment Company Act; Other Regulations
5.16.	Subsidiaries
5.17.	Purpose of Loans
5.18.	Environmental Matters
5.19.	No Material Misstatements
5.20.	Labor Matters

SECTION 6. CONDITIONS PRECEDENT
6.1.	Conditions to Initial Extension of Credit
6.2.	Conditions to Each Other Extension of Credit
6.3.	Additional Conditions Applicable to Foreign Subsidiary Borrowers

SECTION 7. AFFIRMATIVE COVENANTS
7.1.	Financial Statements
7.2.	Certificates; Other Information
7.3.	Payment of Obligations
7.4.	Conduct of Business and Maintenance of Existence
7.5.	Maintenance of Property; Insurance
7.6.	Inspection of Property; Books and Records; Discussions
7.7.	Notices
7.8.	Environmental Laws
7.9.	After Acquired Real Property and Fixtures
7.10.	Acquired Subsidiaries; Further Security and Guarantees
7.11.	Maintenance of New York Process Agent
7.12.	Tax Shelter Regulations

SECTION 8. NEGATIVE COVENANTS
8.1.	Financial Condition Covenants
8.2.	Limitation on Indebtedness
8.3.	Limitation on Liens
8.4.	Limitation on Guarantee Obligations
8.5.	Limitation on Fundamental Changes

8.6.	Limitation on Sale of Assets
8.7.	Limitation on Loans and Dividends to Holding
8.8.	Limitation on Capital Expenditures
8.9.	Limitation on Investments, Loans and Advances
8.10.	Limitations on Certain Acquisitions
8.11.	Limitation on Transactions with Affiliates
8.12.	Limitation on Sales and Leasebacks
8.13.	Limitations on Dispositions of Collateral
8.14.	Limitation on Changes in Fiscal Year
8.15.	Limitation on Negative Pledge Clauses
8.16.	Limitation on Lines of Business; Creation of Subsidiaries
8.17.	Limitation on Synthetic Purchase Agreements
8.18.	Limitation on Modifications of Tax Sharing Agreement
8.19.	Limitations on Currency and Commodity Hedging Transactions

SECTION 9. EVENTS OF DEFAULT

SECTION 10. THE ADMINISTRATIVE AGENT AND THE OTHER REPRESENTATIVES
10.1.	Appointment
10.2.	Delegation of Duties
10.3.	Exculpatory Provisions
10.4.	Reliance by Administrative Agent
10.5.	Notice of Default
10.6.	Acknowledgements and Representations by Lenders
10.7.	Indemnification
10.8.	Administrative Agent and Other Representatives in Their Respective Individual Capacities
10.9.	Successor Administrative Agent
10.10.	Swing Line Lender
10.11.	Release of Liens in Connection with Permitted Receivables Transaction
10.12.	Security Agent

SECTION 11. MISCELLANEOUS
11.1.	Amendments and Waivers
11.2.	Notices
11.3.	No Waiver; Cumulative Remedies
11.4.	Survival of Representations and Warranties
11.5.	Payment of Expenses and Taxes
11.6.	Successors and Assigns; Participations and Assignments
11.7.	Adjustments; Set-off
11.8.	Counterparts
11.9.	Severability
11.10.	Integration
11.11.	GOVERNING LAW
11.12.	Submission To Jurisdiction; Waivers
11.13.	Judgment

11.14.	Acknowledgements
11.15.	WAIVER OF JURY TRIAL
11.16.	Confidentiality

SCHEDULES

A	Commitments and Addresses
B	Certain Permitted Holders
C	Indicative Terms of Permitted Receivables Transactions
D	Foreign Subsidiary Borrowers
E	Existing Letters of Credit
F	Designated Foreign Currencies
4.10(c)	Mandatory Cost Formula
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
6.1(k)	Lien Searches
6.1(l)	Local and Foreign Counsel
6.1(o)	Filing Jurisdictions
8.2(e)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.4(a)	Permitted Guarantee Obligations
8.9(c)	Permitted Investments
8.11(v)	Permitted Transactions with Affiliates

EXHIBITS

A-1	Form of Revolving Credit Note
A-2	Form of Term Note
A-3	Form of Swing Line Note
B	Form of Guarantee and Collateral Agreement
C	Form of Mortgage
D-1	Form of Opinion of Debevoise & Plimpton, Special Counsel to the Loan Parties
D-2	Form of Opinion of Ralph A. Ford, Esq., Counsel to the Loan Parties
D-3	Form of Opinion of Richards, Layton & Finger, Special Delaware Counsel to the Loan Parties
D-4	Form of Opinion of Counsel to the Foreign Subsidiary Borrowers
E	Form of U.S. Tax Compliance Certificate
F	Form of Assignment and Acceptance
G	Form of Swing Line Loan Participation Certificate
H	Form of Borrowing Certificate
I	Form of Closing Certificate
J	Form of Joinder Agreement

v

CREDIT AGREEMENT, dated as of December 1, 2003, among SIRVA WORLDWIDE, INC., a Delaware corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as hereinafter defined) (the Foreign Subsidiary Borrowers, together with the Parent Borrower, being collectively referred to as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1,1, the “Lenders”), JPMORGAN CHASE BANK (“JPMCB”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), BANC OF AMERICA SECURITIES LLC, as syndication agent (in such capacity, the “Syndication Agent”), and CREDIT SUISSE FIRST BOSTON, DEUTSCHE BANK SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as documentation agents (collectively, in such capacity, the “Documentation Agents”).

The parties hereto hereby agree as follows:

WHEREAS, the Parent Borrower is a newly formed wholly-owned subsidiary of SIRVA, Inc., a Delaware corporation (“Holding”);

WHEREAS, North American Van Lines, Inc., a Delaware corporation (“NAVL”), is a wholly-owned subsidiary of the Parent Borrower;

WHEREAS, Holding, the Parent Borrower and NAVL intend to consummate transactions pursuant to which (a) NAVL’s outstanding senior secured credit facilities provided under the Existing Credit Agreement (such term and each other capitalized term used in these recitals and not otherwise previously defined, as hereinafter defined), NAVL’s outstanding senior subordinated notes tendered in connection with a tender offer for all such notes, and the subordinated seller notes issued by NAVL in the acquisition of the employee relocation business of Cooperative Resource Services Ltd., will be repaid, redeemed or repurchased in full and (b) Holding’s outstanding unsecured senior discount term loans held by Arawak, Ltd. and Holding’s junior exchangeable preferred stock held by NFC International Holdings (Netherlands) will be repaid, redeemed or repurchased in full (the “Transactions”);

WHEREAS, in order to (a) finance the Transactions, (b) pay certain fees and expenses related to the Transactions and (c) finance the working capital and other business requirements of the Parent Borrower and its subsidiaries following the consummation of the Transactions, (i) Holding plans to issue shares of its common stock in a registered initial public offering for gross cash proceeds to Holding (excluding any proceeds to selling stockholders) of at least $200,000,000 (the “Holding IPO”) and (ii) the Parent Borrower has requested that the Lenders make the Loans and issue and participate in the Letters of Credit (as such terms are hereinafter defined) provided for herein; and

WHEREAS, all the obligations of the Borrowers hereunder will be secured by, among other things, (a) a perfected lien on and security interest in certain collateral described in the Security Documents, (b) a pledge of all the issued and outstanding Capital Stock (other than any such Capital Stock owned by unrelated third parties) of the Parent Borrower and each Domestic Subsidiary of the Parent Borrower that is a Material Subsidiary, whether now existing or subsequently organized or acquired, (c) a pledge of the issued and outstanding Capital Stock of each Foreign Subsidiary Holdco and each direct Foreign Subsidiary of the Parent Borrower or a Domestic Subsidiary of the Parent Borrower that is not a Subsidiary of a Foreign Subsidiary Holdco, in each case, whether now existing or subsequently organized or acquired (which security interest shall not apply to more than 65% of the Capital Stock of any such Foreign Subsidiary Holdco or Foreign Subsidiary), and (d) agreements evidencing unconditional guarantees of payment and performance by each of the Guarantors;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board of Governors of the Federal Reserve System (the “Board”) through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.  Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Acceleration”:  as defined in subsection 9(e).

“Accounts”:  as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Parent Borrower and its Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including, without limitation, returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquisition Agreement”:  the Acquisition Agreement, dated as of September 14, 1999, between Holding and the Seller pursuant to which NAVL and certain of its wholly owned Subsidiaries acquired substantially all of the capital stock (or substantially all of the assets) of Allied Van Lines, Inc. and certain other Subsidiaries of the Seller engaged in the moving service business, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Adjustment Date”:  each date on or after June 30, 2004 that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(c) or 7.1(d), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

“Administrative Agent”:  as defined in the Preamble hereto.

“Affected Eurocurrency Loans”:  as defined in subsection 4.9.

“Affected Eurocurrency Rate”:  as defined in subsection 4.7.

“Affiliate”:  as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Syndication Agent and the Documentation Agents.

“Aggregate Outstanding Revolving Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Revolving Credit Lender then outstanding (including, without limitation, in the case of Revolving Credit Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), (b) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (c) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Swing Line Loans then outstanding (including, without limitation, in the case of any then outstanding Swing Line Foreign Currency Loans, the Dollar Equivalent of the aggregate principal amount thereof).

“Agreement”:  this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Applicable Margin”:  (a) as applied to any given Type of Term Loans during the period from the Closing Date until the first Adjustment Date, (i) with respect to ABR Loans, 1.50% per annum and (ii) with respect to Eurocurrency Loans, 2.50% per annum and (b) as applied to any given Type of Revolving Credit Loans during the period from the Closing Date until the first Adjustment Date, (i) with respect to ABR Loans, 1.25% per annum and (ii) with respect to Eurocurrency Loans, 2.25% per annum. The Applicable Margins in respect of Revolving Credit Loans and Term Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Eurocurrency Loans” on the applicable Pricing Grid which corresponds to the Consolidated Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(c) or 7.1(d), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then

(1)           if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements and certificate, then the Applicable Margin in respect of Revolving Credit Loans and Term Loans during the period from the date upon which such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2)           if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements and certificate, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(3)           if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, (x) the Applicable

Margin in respect of Revolving Credit Loans shall be 1.25% per annum, in the case of ABR Loans, and 2.25% per annum, in the case of Eurocurrency Loans and (y) the Applicable Margin in respect of Term Loans shall be 1.50% per annum, in the case of ABR Loans, and 2.50% per annum, in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Approved Fund”:  as defined in subsection 11.6(b).

“Asset Sale”:  any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a “Disposition”) by the Parent Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock) of the Parent Borrower or such Subsidiary to any Person (other than to the Parent Borrower or any of its Wholly Owned Subsidiaries) which yields gross proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000, provided that the term Asset Sale shall not include any Disposition by any Insurance Subsidiary of its property in the ordinary course of conducting its insurance business.

“Assignee”:  as defined in subsection 11.6(b).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit F.

“Attributable Debt”:  at any time, the amount of obligations outstanding at such time under the legal documents entered into as part of a Permitted Receivables Transaction that would at such time be characterized as principal if such Permitted Receivables Transaction were shown on the Parent Borrower’s consolidated balance sheet as a secured lending transaction rather than as a purchase, less (i) any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves for, the Indebtedness of the Parent Borrower and its Subsidiaries in respect of, or the obligations of the Parent Borrower and its Subsidiaries under, such Permitted Receivables Transaction, (ii) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Permitted Receivables Transaction and (iii) any taxes paid or reasonably estimated to be payable as a result thereof.

“Available Revolving Credit Commitment”:  as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Revolving Credit Lender (including, without limitation, in the case of Revolving Credit Loans made by such Revolving Credit Lender in any Designated Foreign Currency, the Dollar Equivalent of the

aggregate unpaid principal amount thereof), (ii) an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans (including, without limitation, in the case of any Swing Line Foreign Currency Loans, the Dollar Equivalent of the aggregate unpaid principal amount thereof), provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.5(a) such amount shall be zero, and (iii) an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“BAS”:  Banc of America Securities LLC.

“Base CD Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Baxendale”:  Baxendale Insurance Company Ltd., a corporation organized under the laws of Ireland and a Wholly Owned Subsidiary of the Parent Borrower.

“Board”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Borrowers”:  as defined in the Preamble hereto.

“Borrowing Date”:  any Business Day specified in a notice pursuant to subsection 2.2, 2.4, 2.7 or 3.2 as a date on which the Parent Borrower requests the Lenders to make Loans hereunder or the Issuing Lender to issue Letters of Credit hereunder.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan in Dollars, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York and, in the case of any Eurocurrency Loan in any Designated Foreign Currency, a day on which dealings in such Designated Foreign Currency between banks may be carried on in London, England, New York, New York and the principal financial center of such Designated Foreign Currency as set forth on Schedule F; provided, however, that, with respect to notices and determinations in connection with, and payments of principal and interest on, Loans denominated in Euros, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (TARGET) (or, if such clearing system ceases to be operative, such other clearing system (if any) determined by the Administrative Agent to be a suitable replacement) is open for settlement of payment in Euros.

“Capital Expenditures”:  with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 8.9 and for acquisitions permitted by subsection 8.10) which, in accordance with GAAP, are or should be included in “capital expenditures” and are reflected in the consolidated statement of cash flows of such Person for such period.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Parent Borrower, in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“CD&R”:  Clayton, Dubilier & Rice, Inc., a Delaware corporation, and its successors and assigns.

“CD&R Fund V”:  Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership managed by CD&R.

“CD&R Fund VI”:  Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership managed by CD&R.

“CD&R Group”: CD&R Fund V, CD&R Fund VI, CD&R and any other investment fund or vehicle managed, sponsored or advised by CD&R and any Affiliate of or successor to CD&R, CD&R Fund V, CD&R Fund VI or any such other investment fund or vehicle.

“C/D Assessment Rate”:  for any day as applied to any ABR Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the “FDIC”) classified as well-capitalized and within supervisory subgroup “B” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC’s (or such successor’s) insuring time deposits at offices of such institution in the United States.

“C/D Reserve Percentage”:  for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars of $100,000 or more having a maturity of 30 days or more.

“Change of Control”:  the occurrence of any of the following events:  (a) (i) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of Holding and (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Holding; (b) Holding shall cease to own, directly or indirectly, 100% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.5); (c) the Parent Borrower shall cease to own, directly or indirectly, 100% of the Capital Stock of NAVL (or any successor to NAVL permitted pursuant to subsection 8.5); or (d) the board of directors of Holding shall cease to consist of a majority of the Continuing Directors; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock of Holding entitled to vote generally in the election of directors.

“Closing Date”:  the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived, which date is December 1, 2003.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all assets of Holding and the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial Letter of Credit”:  as defined in subsection 3.1(a).

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414 of the Code.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Parent Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including, without limitation, its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Term

Loan Commitment or Revolving Credit Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to any Borrower.

“Confidential Information Memorandum”:  that certain Confidential Information Memorandum dated October 2003 and furnished to the Lenders.

“Consolidated Indebtedness/Securitizations”:  at the date of determination thereof, the sum (without duplication) of (a) Consolidated Long Term Debt, plus (b) Consolidated Short Term Debt, plus (c) Attributable Debt.  In determining under clauses (a) and (b) of this definition the Indebtedness of the Parent Borrower and its consolidated Subsidiaries under or in respect of any Permitted Receivables Transaction, such Indebtedness shall be reduced by the amount of any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves for, such Indebtedness, except to the extent that any Attributable Debt in respect of such Permitted Receivables Transaction included in such sum under clause (c) of this definition shall already have been reduced by such amount of proceeds pursuant to the definition thereof.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Parent Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Parent Borrower and its consolidated Subsidiaries (other than Insurance Subsidiaries) for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that in the event of the consummation of any Permitted Receivables Transaction, “Consolidated Interest Expense” shall be adjusted to include (without duplication) an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Permitted Receivables Transaction; provided further that for purposes of calculating the Consolidated Interest Expense Ratio for any period of four fiscal quarters ending prior to the end of the fourth full fiscal quarter ended after the Closing Date, Consolidated Interest Expense for such period of four fiscal quarters shall be deemed to be (i) in the case of the period ended at the end of the fiscal quarter ended March 31, 2004, Consolidated Interest Expense for such fiscal quarter multiplied by 4, (ii) in the case of the period ended at the end of the fiscal quarter ended June 30, 2004, Consolidated Interest Expense for the period of two fiscal quarters ended at the end of such fiscal quarter multiplied by 2 and (iii) in the case of the period ended at the end of the fiscal quarter ended September 30, 2004, Consolidated Interest Expense for the period of three fiscal quarters ended at the end of such fiscal quarter multiplied by 4/3.

“Consolidated Leverage Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Indebtedness/Securitization on such day to (b) EBITDA for the period of four full fiscal quarters ending on such date.

“Consolidated Long Term Debt”:  at the date of determination thereof, all long term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered to the Administrative Agent pursuant to subsection 7.1.

“Consolidated Net Income”:  for any period, net income of the Parent Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Short Term Debt”:  at the date of determination thereof, all short term debt of the Parent Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered to the Administrative Agent pursuant to subsection 7.1; provided that the term Consolidated Short Term Debt shall not include any Indebtedness of the type described in clause (p) of subsection 8.2.

“Continuing Directors”:  the directors of Holding on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of Holding is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote of one or more Permitted Holders in his or her election by the shareholders of Holding.

“Contractual Obligation”:  as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“CRS”:  Cooperative Resource Services Ltd., an Ohio limited liability company.

“CRS Acquisition”:  the acquisition by CRS Holding and/or its Wholly Owned Subsidiaries of substantially all of the assets of CRS relating to the business of providing comprehensive relocation services, including the voting securities of certain of CRS’s Subsidiaries.

“CRS Holding”:  SIRVA Relocation, LLC, a Delaware limited liability company and Wholly Owned Subsidiary of the Parent Borrower.

“Default”:  any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”:  as defined in subsection 9(e).

“Designated Foreign Currencies”:  the currencies set forth on Schedule F and any other available and freely convertible foreign currency selected by the Parent Borrower and approved by the Administrative Agent and all of the Revolving Credit Lenders in accordance with subsection 11.1(b).

“Disinterested Director”:  as defined in subsection 8.11.

“Disposition”:  as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Documentation Agents”:  as defined in the Preamble hereto.

“Dollar Equivalent”:  with respect to the principal amount of any Eurocurrency Loan made or outstanding in any Designated Foreign Currency, the principal amount of any Swing Line Foreign Currency Loan or any amount in respect of any Letter of Credit denominated in any Designated Foreign Currency, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary of the Parent Borrower which is not a Foreign Subsidiary.

“EBITDA”:  for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including, but not limited to, any expenses relating to the Transactions, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, and (i) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Parent Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting).  For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Parent Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Parent Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Parent Borrower or any of its Subsidiaries in excess of $1,000,000.

“Employee Relocation Business”:  the business of providing relocation services including home sale and purchase assistance, management of tenant responsibilities and other services to corporations that assist employees in their relocation needs, and other business related thereto.

“EMU”:  Economic and Monetary Union as contemplated in the Treaty.

“Environmental Costs”:  any and all costs or expenses (including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any Environmental Laws.  Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or at any relevant time hereafter are or at any relevant time have been, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro”:  the single currency of Participating Member States introduced in accordance with the provisions of Article 109(1)4 of the Treaty and, in respect of all payments to be made under this Agreement in Euros, means immediately available, freely transferable funds.

“Eurocurrency Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars or (in the case of Revolving Credit Loans made in a Designated Foreign Currency) in the applicable Designated Foreign Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which JPMCB is offered deposits in Dollars or in the applicable Designated Foreign Currency at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars or such Designated Foreign Currency, as the case may be, are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period.  “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 (or such other page on which any Designated Foreign Currency then appears) on the Telerate System (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits or deposits in any Designated Foreign Currency are offered by leading banks in the London interbank deposit market).

“Eurocurrency Loans”:  Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”:  with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”:  any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”:  the Securities Exchange Act of 1934, as amended from time to time.

“Existing Credit Agreement”:  the Credit Agreement, dated as of November 19, 1999, as amended, among NAVL, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, BAS, as syndication agent, and JPMCB, as collateral and administrative agent.

“Existing Letters of Credit”:  on any date, the letters of credit issued by JPMCB for the account of NAVL and listed or described on Schedule E that are outstanding on such date.

“Existing Senior Subordinated Notes”:  the 13-3/8% Senior Subordinated Notes due 2009 of NAVL, if any, remaining outstanding after giving effect to the Transactions.

“Existing Subsidiary Guarantees”:  the subordinated guarantees delivered by the Subsidiaries of NAVL guaranteeing the obligations and liabilities of NAVL in respect of the Existing Senior Subordinated Notes.

“Extension of Credit”:  as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Facility”:  each of (a) the Term Loan Commitments and the Term Loans made thereunder, and (b) the Revolving Credit Commitments and the Extensions of Credit made thereunder.

“Federal Funds Effective Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Final Maturity Date”:  December 1, 2010.

“Financing Lease”:  any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”:  the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Foreign Backstop Letters of Credit”:  any Standby Letter of Credit issued to any Person for the account of the Parent Borrower to provide credit support for Indebtedness of any Foreign Subsidiary to such Person which is permitted under subsection 8.2.

“Foreign Subsidiary”:  any Subsidiary of the Parent Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Borrower”:  any Foreign Subsidiary which is listed as a Foreign Subsidiary Borrower on Schedule D, as such schedule may be amended from time to time pursuant to subsection 11.1(b) (including, without limitation, the delivery of the documents required by subsection 11.1(b)); provided that, with respect to each such listed Foreign Subsidiary, its status as a Foreign Subsidiary Borrower hereunder shall not be effective until (a) such Foreign Subsidiary and its Subsidiaries shall have become a Granting Party, Grantor, Guarantor and Pledgor, to the extent applicable, under and as defined in the Guarantee and Collateral Agreement or shall otherwise have entered into collateral and security documents reasonably satisfactory to the Administrative Agent and providing, to the extent reasonably practicable under relevant law, substantially the equivalent of the lien and security interests contemplated to be provided by Granting Parties, Grantors and Pledgors under the Guarantee and Collateral Agreement, and (b) such Foreign Subsidiary shall have delivered its initial notice of borrowing pursuant to subsection 2.2.

“Foreign Subsidiary Holdco”:  North American International Holding Corporation, a Delaware corporation, and any other Subsidiary of the Parent Borrower that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

“Former Plan”:  any employee benefit plan in respect of which the Parent Borrower or a Commonly Controlled Entity has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA.

“GAAP”:  with respect to the covenants contained in subsections 8.1 and 8.8 and all defined terms relating thereto, generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union.

“Guarantee and Collateral Agreement”:  the Guarantee and Collateral Agreement delivered to the Administrative Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) the obligations of any Insurance Subsidiary pursuant to insurance policies issued by such Insurance Subsidiary in the ordinary course of its insurance business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Guarantees”:  the collective reference to the Guarantee and Collateral Agreement and any other guarantee hereafter delivered to the Administrative Agent (a copy of which will be provided to each Lender) guaranteeing the obligations and liabilities of the Borrowers hereunder, under any Interest Rate Protection Agreements entered into with any Person who was, at the time of entry into such agreement, a Lender, a lender under the Existing Credit Agreement or any of their respective affiliates, under any cash management services provided by any Lender or any affiliate thereof, under any Notes and/or under any of the other Loan Documents.

“Guarantors”:  any Person delivering a Guarantee pursuant to this Agreement.

“Holding”:  as defined in the Recitals hereto.

“Holding IPO”: as defined in the Recitals hereto.

“Indebtedness”:  of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of bankers’ acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and subsection 9(e) only, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.  Notwithstanding the foregoing, in no event shall “Indebtedness” include (i) obligations of CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business to make payments under or with respect to mortgage notes payable in the ordinary course of business in connection with the provision of relocation services or (ii) such mortgage notes.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Insurance Subsidiaries”:  the collective reference to Baxendale, Transguard and any other Subsidiaries of the Parent Borrower engaged solely in the business of underwriting insurance or reinsurance and related activities.

“Intellectual Property”:  as defined in subsection 5.9.

“Interest Payment Date”:  (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period and (d) as to any Swing Line Foreign Currency Loan, the last day of such Interest Period or any other day agreed to by Pickfords and the Swing Line Lender.

“Interest Period”:  (a) as to any Swing Line Foreign Currency Loan, the period commencing on the date of such borrowing and ending on the day that is designated in the notice delivered pursuant to subsection 2.4(a) with respect to such borrowing, which shall not be later than the seventh day thereafter, and (b) with respect to any Eurocurrency Loan:

(x)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(y)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           (A) in the case of the Revolving Credit Loans and the Swing Line Foreign Currency Loans, any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than subsection 4.12) end on the Termination Date and (B) in the case of the Term Loans, any Interest Period that would otherwise extend beyond the Final Maturity Date shall (for all purposes other than subsection 4.12) end on the Final Maturity Date;

(iii)          any Interest Period (other than an Interest Period in respect of a Swing Line Foreign Currency Loan) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Parent Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Protection Agreement”:  any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement and with (a) any Lender, any lender under the Existing Credit Agreement, or any affiliate of any Lender or any such lender, or (b) any financial institution reasonably acceptable to the Administrative Agent, to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Inventory”:  as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Parent Borrower and its Subsidiaries, all such Inventory of the Parent Borrower and such Subsidiaries, including, without limitation:  (a) all goods, wares and merchandise held for sale or lease and (b) all goods returned or repossessed by the Parent Borrower or such Subsidiaries.

“Investment Company Act”:  the Investment Company Act of 1940, as amended from time to time.

“Investments”:  as defined in subsection 8.9.

“Issuing Lender”:  the Administrative Agent or any affiliate thereof, in its capacity as issuer of any Letter of Credit.

“Joinder Agreement”:  as defined in subsection 11.1(b)(i).

“JPMCB”:  JPMorgan Chase Bank.

“JPMorgan”:  J.P. Morgan Securities Inc.

“L/C Fee Payment Date”:  with respect to any Letter of Credit, the last day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including, without limitation, in the case of outstanding Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including, without limitation, in the case of Letters of Credit in any Designated Foreign Currency, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“L/C Participants”:  the collective reference to all the Revolving Credit Lenders other than the Issuing Lender.

“Lenders”:  the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent and the Parent Borrower, to make any Revolving Credit Loans or Swing Line Loans available to any Foreign Subsidiary Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Lending Office”:  as defined in subsection 4.10(c).

“Letters of Credit”:  as defined in subsection 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan”:  a Revolving Credit Loan, a Term Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans”.

“Loan Documents”:  this Agreement, any Notes, the Applications, the Guarantees, any other Security Documents and any Joinder Agreement, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”:  the Parent Borrower, each Foreign Subsidiary Borrower and each other Subsidiary of the Parent Borrower that is a party to a Loan Document; individually, a “Loan Party”.

“Local Agents”:  those independently owned local moving and storage companies that have entered into certain contractual arrangements with the Parent Borrower or any of its Subsidiaries to provide customers with the local sales, packing and warehousing services and a portion of the hauling services required to support the interstate moving operators of the Parent Borrower and its Subsidiaries, or any combination of such services.

“Management Investors”:  the collective reference to the Local Agents, the officers, directors, employees and managers of, or consultants to, the Parent Borrower, Holding or any of their Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors or legal representatives, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of Holding.

“Management Subscription Agreements”:  one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between Holding and one or more Management Investors, with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of Holding or options, warrants, units or other rights in respect of common stock of Holding, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

“Material Adverse Effect”:  a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents, taken as a whole, or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Materials of Environmental Concern”:  any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Subsidiary”:  the collective reference to any Subsidiary of the Parent Borrower that had (a) total revenues of more than $2,000,000 during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower or (b) total assets of more than $1,000,000 as of the last day of such period; provided that, for purposes of subsection 7.10, “Material Subsidiary” shall not include any Receivables Subsidiary.

“Maximum Initial Amount”:  $50,000,000, or such greater amount to be agreed by the Parent Borrower and the Administrative Agent to reflect fluctuations in the Borrowers’ working capital needs and other requirements.

“Moody’s”:  as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgages”:  each of the mortgages and deeds of trust on the real property listed on Schedule 5.8, Part I, if any, executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Mortgaged Properties”:  the real properties listed on Schedule 5.8, Part I, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NAVL”:  as defined in the Recitals hereto.

“Net Cash Proceeds”:  with respect to any Asset Sale (including, without limitation, any Sale and Leaseback Transaction), any Recovery Event, the issuance of any debt securities or any borrowings by the Parent Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, issuance or borrowing, (b) taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Parent Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Parent Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Parent Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event and (d) in the case of a sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties.

“New York Process Agent”:  as defined in subsection 11.12(b).

“Non-Excluded Taxes”:  as defined in subsection 4.11.

“Notes”:  the collective reference to the Revolving Credit Notes, the Term Notes and the Swing Line Notes.

“Obligor”:  any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than any Receivables Subsidiaries) in respect of a purchase of such goods or services.

“Other Representatives”:  each of JPMorgan, in its capacity as joint bookrunner and joint lead arranger of the Commitments hereunder, BAS, in its respective capacities as joint bookrunner and joint lead arranger and as Syndication Agent, Credit Suisse First Boston, in its capacity as a Documentation Agent, Deutsche Bank Securities Inc., in its capacity as a Documentation Agent, and Goldman Sachs Credit Partners L.P., in its capacity as a Documentation Agent, and the Issuing Lender, in its capacity as such.

“Owner/Operators”:  individuals who are retained by the Parent Borrower or any of its Subsidiaries as independent contractors and who own and drive their own tractors on behalf of the Parent Borrower or any of its Subsidiaries.

“Parent Borrower”:  as defined in the Preamble hereto.

“Participants”:  as defined in subsection 11.6(c).

“Participating Member State”:  each state so described in any EMU legislation.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Hedging Arrangement”:  as defined in subsection 8.19.

“Permitted Holders”:  the CD&R Group, Exel plc, the Persons listed on Schedule B and their Affiliates and any Management Investor.

“Permitted Receivables Transaction”:  any transaction or series of related transactions providing for the financing of any Receivables; provided that any such transaction shall be consummated (a) on terms that include terms substantially as described on Schedule C or as the Required Lenders may otherwise consent, such consent not to be unreasonably withheld, and (b) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof (such approval not to be unreasonably withheld).

 “Permitted Receivables Transaction Prepayment Amount”:  with respect to any Permitted Receivables Transaction at any time, an amount equal to 100% of the Attributable Debt in respect thereof less any such portion of such amount that has previously been applied to prepay the Term Loans and/or permanently reduce the Revolving Credit Commitments in accordance with subsection 4.4(e).

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pickfords”:  Pickfords Limited, a company organized under the laws of England and Wales that is a Foreign Subsidiary Borrower (subject to the proviso to the definition of Foreign Subsidiary Borrower).

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid”:  (a) with respect to Revolving Credit Loans:

Consolidated Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than or equal to 2.75 to 1.00	1.25%	2.25%
Greater than or equal to 1.75 to 1.00 but less than 2.75 to 1.00	1.00%	2.00%
Less than 1.75 to 1.00	0.75%	1.75%

and (b) with respect to Term Loans:

Consolidated Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans
Greater than or equal to 1.75 to 1.00	1.50%	2.50%
Less than 1.75 to 1.00	1.25%	2.25%

Each determination of the Consolidated Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to subsection 7.1.

“Prime Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Pro Forma Balance Sheet”:  as defined in subsection 5.1(b).

“Receivables”:  all Accounts and accounts receivable of the Parent Borrower or any of its  Subsidiaries, including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral related thereto.

“Receivables Subsidiary”:  any special purpose, bankruptcy-remote Subsidiary of the Parent Borrower that purchases, receives contributions of, or receives financing secured by, Receivables generated by the Parent Borrower or any of its Subsidiaries.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Parent Borrower or such Subsidiary, as the case may be, in excess of $1,000,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid or to be paid by the Parent Borrower or any of its Subsidiaries in respect of any loss, casualty or condemnation.

“Refunded Swing Line Loans”:  as defined in subsection 2.4(c).

“Register”:  as defined in subsection 11.6(b).

“Regulation D”:  Regulation D of the Board as in effect from time to time.

“Regulation T”:  Regulation T of the Board as in effect from time to time.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Regulation X”:  Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”:  the obligation of the Parent Borrower to reimburse the Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under Letters of Credit.

“Reinvested Amount”:  with respect to any Asset Sale or Recovery Event, that portion of the Net Cash Proceeds thereof as shall, according to a certificate of a Responsible Officer of the Parent Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or

Recovery Event, be reinvested in the business of the Parent Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.16 and the other provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Parent Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that (a) if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately (i) deposited in a cash collateral account established at JPMCB to be held as collateral in favor of the Administrative Agent for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent or (ii) used to make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a); provided that, notwithstanding anything in this Agreement to the contrary, the Parent Borrower may not request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of any such prepayment until such certificate of a Responsible Officer is delivered to the Administrative Agent and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.4(c).

“Relocation SPV Financing”:  means the financing of purchases of residential properties, fixtures and related assets (including the funding of the full purchase price of such residential properties, fixtures and assets (including the pay-off of any existing mortgage thereon) or the funding of advances to employees of customers in respect of the equity value of residential properties, fixtures and assets of such employees) by a special-purpose Subsidiary of Holding that is not a Subsidiary of the Parent Borrower or an unaffiliated third party (the “Relocation SPV”), provided that (a) the lender of any Indebtedness of any borrower or obligor with respect to such financing shall not have any recourse to Holding or any Loan Party for payment of such Indebtedness, (b) such Indebtedness shall not be secured by any property or assets of Holding or any Loan Party other than property or assets the Disposition of which is permitted under clause (x) of subsection 8.6(a) and (c) such financing shall be upon terms and pursuant to documentation (as amended, supplemented, extended, renewed or replaced from time to time) in form and substance reasonably satisfactory to the Administrative Agent, as evidenced by its written approval thereof (such approval not to be unreasonably withheld).

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 2615 or any successor regulation thereto.

“Required Collateral Release Lenders”:  at any time, Lenders the Total Credit Percentages of which aggregate at least 80%.

“Required Lenders”:  at any time, Lenders the Total Credit Percentages of which aggregate greater than 50%.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”:  as to any Person, any of the following officers of such Person:  (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person.

“Revolving Credit Commitment”:  as to any Revolving Credit Lender, its obligation to make Revolving Credit Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Revolving Credit Lender’s name in Schedule A under the heading “Revolving Credit Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Revolving Credit Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Revolving Credit Lenders, the “Revolving Credit Commitments”.  The original amount of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders is $175,000,000.

“Revolving Credit Commitment Percentage”:  as to any Revolving Credit Lender, the percentage of the aggregate Revolving Credit Commitments constituted by its Revolving Credit Commitment (or, if the Revolving Credit Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Revolving Credit Loans plus (ii) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Credit Loans of all the Revolving Credit Lenders then outstanding plus (ii) the aggregate L/C Obligations and Swing Line Loans then outstanding).

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date, or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Lender”:  any Lender having a Revolving Credit Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Credit Loans”:  as defined in subsection 2.1(a).

“Revolving Credit Note”:  as defined in subsection 2.1(c).

“Rowan”:  The Rowan Group plc, a public limited company incorporated under the laws of England and Wales.

“Sale and Leaseback Transaction”:  as defined in subsection 8.12.

“S&P”:  as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Securities Act”:  the Securities Act of 1933, as amended from time to time.

“Security Documents”:  the collective reference to the Mortgages, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder, under any of the other Loan Documents, under any Interest Rate Protection Agreement entered into with any Person who was, at the time of entry into such agreement, a Lender, a lender under the Existing Credit Agreement or any of their respective affiliates and/or under any cash management services provided by any Lender or any affiliate thereof, including, without limitation, any security documents executed and delivered or caused to be delivered to the Administrative Agent pursuant to subsection 7.9 or 7.10, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Seller”:  NFC plc, a company organized under the laws of England and Wales.

“Set”:  the collective reference to Eurocurrency Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Single Employer Plan”:  any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”:  with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Spot Rate of Exchange”:  with respect to any Designated Foreign Currency, at any date of determination thereof, the spot rate of exchange in London that appears on the display page applicable to such Designated Foreign Currency on the Telerate System (or such other page as may replace such page for the purpose of displaying the spot rate of exchange in London); provided that if there shall at any time no longer exist such a page, the spot rate of exchange shall be determined by reference to another similar rate publishing service selected by the Administrative Agent and, if no such similar rate publishing service is available, by reference to the published rate of the Administrative Agent in effect at such date for similar commercial transactions.

“Standby Letter of Credit”:  as defined in subsection 3.1(a).

“Sterling”:  British pounds sterling.

“Subordinated Debt”:  any unsecured Indebtedness of the Parent Borrower or any of its Subsidiaries (a) having no scheduled principal payments (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the Final Maturity Date and (b) the payment of the principal of and interest on which and other obligations of the Parent Borrower and its Subsidiaries in respect thereof are subordinated, on terms and conditions reasonably satisfactory to the Administrative Agent (as evidenced by its prior written approval) in light of the terms and conditions customarily contained in indentures for publicly issued high yield subordinated debt securities, to the prior payment in full of the principal of and interest (including post-petition interest) on the Loans and all other payment obligations of the Loan Parties to the Administrative Agent, the Other Representatives and the Lenders hereunder and under the other Loan Documents.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Swing Line Commitment”:  the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Foreign Currency Loan”:  any Swing Line Loan made in a Designated Foreign Currency the rate of interest applicable to which is based upon the Swing Line Foreign Currency Rate.

“Swing Line Foreign Currency Rate”: with respect to any Swing Line Loan made in a Designated Foreign Currency, (a) for Interest Periods of up to and including seven days, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards to the nearest 1/100th of 1%) of the offered rates for deposits in the applicable Designated Foreign Currency for a period equal to such Interest Period by reference to the British Bankers Association Interest Settlement Rates displayed on the appropriate page of the Telerate screen at approximately 11.00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period (the “Quotation Day”) or (b) for any other Interest Period the average (rounded upwards to the next 1/100th of 1%) of the interest rates per annum at which the deposits of the relevant Designated Foreign Currency are offered for such Interest Period to major banks in the London interbank market by the Administrative Agent on the Quotation Day.

“Swing Line Lender”:  JPMCB, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”:  a certificate in substantially the form of Exhibit G.

“Swing Line Loans”:  as defined in subsection 2.4(a).

“Swing Line Note”:  as defined in subsection 2.4(b).

“Syndication Agent”:  as defined in the Preamble hereto.

“Synthetic Purchase Agreement”:  any agreement pursuant to which the Parent Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than the Parent Borrower or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than the Parent Borrower or any of its Subsidiaries of any Capital Stock of Holding; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include (a) any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of the Parent Borrower or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates), or other current or former Management Investors or (b) any agreement evidencing or relating to (i) one or more Guarantee Obligations in connection with Indebtedness incurred by any Management Investors in connection with any Management Subscription Agreements or other purchases by them of Capital Stock of Holding, or any refinancing, refunding, extension or renewal thereof, or (ii) one or more loans or advances to one or more Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holding (including in each case under this clause (b), without limitation, any agreement evidencing any right or option to acquire any such stock in connection with payment under any such Guarantee Obligation or in partial or full satisfaction of any such loan or advance).

“Tax Sharing Agreement”:  the Tax Sharing Agreement among Holding, the Parent Borrower and certain other Subsidiaries of Holding, in form and substance reasonably satisfactory to the Administrative Agent, to be entered into on or prior to the Closing Date, as the same may be amended, supplemented or otherwise modified from time to time in accordance with subsection 8.18.

“Termination Date”:  December 1, 2009.

“Term Loan”:  as defined in subsection 2.5.

“Term Loan Commitment”:  as to any Term Loan Lender, its obligation to make Term Loans to the Parent Borrower in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Term Loan Lender’s name in Schedule A under the heading “Term Loan Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Term Loan Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Term Loan Lenders, the “Term Loan Commitments”.  The original aggregate amount of the Term Loan Commitments on the Closing Date is $425,000,000.

“Term Loan Lender”:  any Lender having a Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which (a) such Lender’s Term Loans then outstanding constitutes of (b) the aggregate Term Loans of all the Term Loan Lenders then outstanding.

“Term Note”:  as defined in subsection 2.6(a).

“Three Month Secondary CD Rate”:  as defined in the definition of the term “ABR” in this subsection 1.1.

“Title Insurance Company”: as defined in subsection 6.1(r).

“Total Credit Percentage”:  as to any Lender at any time, the percentage of the aggregate Revolving Credit Commitments (or, in the case of the termination or expiration of the Revolving Credit Commitments, the Aggregate Outstanding Revolving Credit of the Lenders) and aggregate outstanding Term Loans of the Lenders, then constituted by such Lender’s Revolving Credit Commitment (or, in the case of the termination or expiration of the Revolving Credit Commitments, such Lender’s Aggregate Outstanding Revolving Credit) and outstanding Term Loans.

“Transactions”:  as defined in the Recitals hereto.

“Transferee”:  any Participant or Assignee.

“Transguard”:  Transguard Insurance Company of America, Inc., an Illinois corporation and a Wholly Owned Subsidiary of the Parent Borrower.

“Treaty”:  the Treaty establishing the European Economic Community, being the Treaty of Rome of March 25, 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on February 7, 1992 and came into force on November 1, 1993) and as may, from time to time, be further amended, supplemented or otherwise modified.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Underfunding”:  the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“U.S. Tax Compliance Certificate”:  as defined in subsection 4.11(b).

“Wholly Owned Subsidiary”:  as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)  As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The phrase “the date hereof” and phrases of similar import when used in this Agreement shall refer to December 1, 2003.

(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

2.1.          Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to each of the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the sum of the then outstanding L/C Obligations, Swing Line Loans and Permitted Receivables Transaction Prepayment Amount, does not exceed the amount of such Lender’s Revolving Credit Commitment then in effect; provided that no Revolving Credit Lender shall make any Revolving Credit Loan in any Designated Foreign Currency if, after giving effect to the making of such Revolving Credit Loan, the sum of the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency, the then outstanding Swing Line Foreign Currency Loans and the then outstanding L/C Obligations in respect of any Foreign

Backstop Letters of Credit would exceed $50,000,000 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency, the then outstanding Swing Line Foreign Currency Loans and, to the extent applicable, the then outstanding L/C Obligations in respect of any Foreign Backstop Letters of Credit on the date on which the Parent Borrower has given the Administrative Agent a notice of borrowing with respect to any Revolving Credit Loan for purposes of determining compliance with this subsection).  During the Revolving Credit Commitment Period each of the Borrowers may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b)  The Revolving Credit Loans shall be made in Dollars or any Designated Foreign Currency and may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Termination Date.

(c)  Each Borrower agrees that, upon the request to the Administrative Agent by any Revolving Credit Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Credit Loans such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Credit Note”), payable to the order of such Lender and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to such Borrower.  Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

2.2.          Procedure for Revolving Credit Borrowing.  Each of the Borrowers may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Parent Borrower (on behalf of itself or such other Borrower, as the case may be) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 12:30 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in Dollars, (b) 11:00 A.M., London time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans made in any Designated Foreign Currency, or (c) 12:30 P.M., New York City time, at least one Business Day prior to the requested Borrowing Date, otherwise) specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans, ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor and, if the Eurocurrency Loans in respect of such borrowing are to be made entirely or partly in any Designated Foreign Currency, the Designated Foreign Currency thereof.  Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, except any ABR

Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $2,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Revolving Credit Commitments are (A) less than $2,000,000, $1,000,000 or a whole multiple thereof or (B) less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans (or, in the case of Eurocurrency Loans to be made in any Designated Foreign Currency, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to), $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Notwithstanding the foregoing, the initial borrowing of Revolving Credit Loans on the Closing Date shall be in a maximum aggregate principal amount not exceeding the Maximum Initial Amount.  Subject to the satisfaction of the conditions precedent specified in subsection 6.2 (and subsection 6.3 in the case of a Foreign Subsidiary Borrower), each Revolving Credit Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 12:30 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Revolving Credit Lender and the Parent Borrower reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Parent Borrower in Dollars or the applicable Designated Foreign Currency and in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent.

2.3.          Termination or Reduction of Revolving Credit Commitments.  The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Credit Loans and Swing Line Loans then outstanding (including, without limitation, in the case of Revolving Credit Loans and Swing Line Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), when added to the sum of the then outstanding L/C Obligations and Permitted Receivables Transaction Prepayment Amount, would exceed the Revolving Credit Commitments then in effect.  Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Revolving Credit Commitments then in effect.

2.4.          Swing Line Commitments.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) (i) to the Parent Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $10,000,000 and (ii) to Pickfords (to the extent its status as a Foreign Subsidiary Borrower is effective) from time to time during the Revolving Credit Commitment

Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which does not exceed $5,000,000, provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Credit Loans (including, without limitation, in the case of Revolving Credit Loans and Swing Line Loans then outstanding in any Designated Foreign Currency, the Dollar Equivalent of the aggregate principal amount thereof), Permitted Receivables Transaction Prepayment Amount and L/C Obligations exceed the Revolving Credit Commitments then in effect.  Amounts borrowed by any Borrower under this subsection 2.4 may be repaid and, through but excluding the Termination Date, reborrowed.  All Swing Line Loans made to the Parent Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans or Swing Line Foreign Currency Loans.  All Swing Line Loans made to Pickfords shall be made in any Designated Foreign Currency selected by Pickfords, shall be Swing Line Foreign Currency Loans and shall not be entitled to be converted into Eurocurrency Loans or ABR Loans.  The Parent Borrower (on behalf of itself or Pickfords, as the case may be) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to (x) 12:00 Noon, New York City time, in the case of any Swing Line Loan to the Parent Borrower, and (y) 11:00 A.M., London time, in the case of any Swing Line Loan to Pickfords) on the requested Borrowing Date specifying (1) the identity of the Borrower, (2) if the Borrower is Pickfords, the Designated Foreign Currency of such Swing Line Loan and the Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”, and (3) the amount of the requested Swing Line Loan, which shall be in a minimum amount of (or, in the case of Swing Line Loans to Pickfords, the Dollar Equivalent of the principal amount thereof shall be in an amount equal to) $500,000 or whole multiples of $100,000 in excess thereof.  The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars (in the case of the Parent Borrower) or in the Designated Foreign Currency specified in such notice (in the case of Pickfords).

(b)  Each of the Parent Borrower and Pickfords agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-3, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the order of the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1.  The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c)  The Swing Line Lender, at any time in its sole and absolute discretion may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which such Swing Line Loan shall be been made (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request each Revolving Credit Lender, including the Swing Line Lender, (i) with respect to all of the Swing Line Loans to the Parent Borrower, to make a Revolving Credit

Loan as an ABR Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the principal amount of all such Swing Line Loans and (ii) with respect to all of the Swing Line Loans to Pickfords in any Designated Foreign Currency, to make a Eurocurrency Loan in such Designated Foreign Currency and having an Interest Period of one month in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the principal amount of all such Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of the Parent Borrower or Pickfords to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(d).  Unless the Revolving Credit Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each Revolving Credit Lender will make the proceeds of its Revolving Credit Loan or Eurocurrency Loan, as applicable, available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Credit Loans or Eurocurrency Loans, as applicable, shall be immediately applied to repay the Refunded Swing Line Loans.

(d)  If the Revolving Credit Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Revolving Credit Lender shall, at the option of the Swing Line Lender exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Credit Commitments, make a Revolving Credit Loan as an ABR Loan or, in the case of Swing Line Foreign Currency Loans, as a Eurocurrency Loan having an Interest Period of one month (which Revolving Credit Loan shall in each case be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Credit Commitments of the aggregate principal amount of such Swing Line Loans.  Each Revolving Credit Lender will make the proceeds of any Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Credit Commitments expire or terminate and in the currency in which such Swing Line Loans were made.  The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Credit Commitments.  In the event that the Revolving Credit Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Revolving Credit Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Revolving Credit Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e)  Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from the Parent Borrower or Pickfords in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time (or, in the case of Swing Line Foreign Currency Loans, London time), on a Business Day, distribute to such Revolving Credit Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)  Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any of the Borrowers may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, Holding, any other Loan Party or any other Revolving Credit Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5.          Term Loans.  Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make a term loan (a “Term Loan”) to the Parent Borrower on the Closing Date in an aggregate principal amount set forth opposite such Lender’s name in Schedule A under the heading “Term Loan Commitment”.  The Term Loans may from time to time be (a) Eurocurrency Loans in Dollars, (b) ABR Loans in Dollars or (c) a combination thereof, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with subsections 2.7 and 4.2.

2.6.          Term Notes.  (a)  The Parent Borrower agrees that, upon the request to the Administrative Agent by any Term Loan Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Term Loan, the Parent Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-2 (as amended, supplemented, replaced or otherwise modified from time to time, a “Term Note”), with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Term Loan Lender and in a principal amount equal to the lesser of (i) the amount set forth opposite such Term Loan Lender’s name on Schedule A under the heading “Term Loan Commitment” and (ii) the unpaid principal amount of the Term Loans made by such Term Loan Lender to the Parent Borrower.  Each Term Note shall (x) be dated the Closing Date, (y) be payable as provided in subsection 2.6(b) and (z) provide for the payment of interest in accordance with subsection 4.1.

(b)  The aggregate Term Loans of all the Term Loan Lenders shall be payable in 28 consecutive installments (subject to reduction as provided in subsection 4.4), on the dates and in the principal amounts, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of the Term Loans then outstanding):

Date	Amount
March 31, 2004	$1,062,500
June 30, 2004	$1,062,500
September 30, 2004	$1,062,500
December 31, 2004	$1,062,500
March 31, 2005	$1,062,500
June 30, 2005	$1,062,500
September 30, 2005	$1,062,500
December 31, 2005	$1,062,500
March 31, 2006	$1,062,500
June 30, 2006	$1,062,500
September 30, 2006	$1,062,500
December 31, 2006	$1,062,500
March 31, 2007	$1,062,500
June 30, 2007	$1,062,500
September 30, 2007	$1,062,500
December 31, 2007	$1,062,500
March 31, 2008	$1,062,500
June 30, 2008	$1,062,500
September 30, 2008	$1,062,500
December 31, 2008	$1,062,500
March 31, 2009	$1,062,500
June 30, 2009	$1,062,500
September 30, 2009	$1,062,500
December 31, 2009	$1,062,500
March 31, 2010	$99,875,000
June 30, 2010	$99,875,000
September 30, 2010	$99,875,000
Final Maturity Date	$99,875,000

2.7.          Procedure for Term Loan Borrowing.  The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time, at least (a) three Business Days prior to the Closing Date, if all or any part of the Term Loans are to be initially Eurocurrency Loans or (b) one Business Day prior to the Closing Date, in all other cases, requesting that the Term Loan Lenders make the Term Loans on the Closing Date and specifying (i) the amount to be borrowed, (ii) whether the Term Loans are to be initially Eurocurrency Loans, ABR Loans or a combination thereof and (iii) if the Term Loans are to be entirely or partly Eurocurrency Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor.  Upon receipt of such notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Each Term Loan Lender will make the amount of its pro rata share of the Term Loans available to the Administrative Agent for the account of the Parent Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 10:00 A.M., New York City time, on the Closing Date in Dollars and in funds immediately available to the Administrative Agent.  The Administrative Agent shall on such date credit the account of the Parent Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders and in like funds as received by the Administrative Agent.

2.8.          Repayment of Loans.  (a)  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of (i) each Revolving Credit Lender, the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); (ii) in the case of the Parent Borrower and Pickfords only, the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans, on the Termination Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9); and (iii) in the case of the Parent Borrower only, each Term Loan Lender, the amounts specified in subsection 2.6(b) (or, if less in any case, the aggregate amount of the Term Loans then outstanding), on the dates set forth in subsection 2.6(b) (or such earlier date on which the Term Loans become due and payable pursuant to Section 9).  Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)  Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)  The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each of the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each of the Borrowers and each Lender’s share thereof.

(d)  The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3.  LETTERS OF CREDIT

3.1.          L/C Commitment.  (a)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement for the account of the Parent Borrower the Existing Letters of Credit previously issued for the account of NAVL and issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, together with the Existing Letters of Credit, collectively, the “Letters of Credit”) for the account of the Parent Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the sum of the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency, the then outstanding Swing Line Foreign Currency Loans and the then outstanding L/C Obligations in respect of any Foreign Backstop Letters of Credit would exceed $50,000,000 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in any Designated Foreign Currency, the then outstanding Swing Line Foreign Currency Loans and, to the extent applicable, the then outstanding L/C Obligations in respect of any Foreign Backstop Letters of Credit on the date on which the Parent Borrower has requested that the Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)), (ii) the L/C Obligations in respect of Letters of Credit other than Foreign Backstop Letters of Credit would exceed $50,000,000 or (iii) the sum of (A) the Aggregate Outstanding Revolving Credit of all the Revolving Credit Lenders and (B) the Permitted Receivables Transaction Prepayment Amount would exceed the Revolving Credit Commitments of all the Revolving Credit Lenders then in effect.  Each Letter of Credit shall (i) be denominated in Dollars or, in the case of Foreign Backstop Letters of Credit, in Dollars or any Designated Foreign Currency and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”), or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), (ii) expire no later than five days prior to the Termination Date and (iii) unless otherwise agreed by the Administrative Agent, expire no later than 365 days after its date of issuance in the case of Standby Letters of Credit, and 180 days after its date of issuance in the case of Commercial Letters of Credit.

(b)  Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c)  The Issuing Lender shall not at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2.          Procedure for Issuance of Letters of Credit.  The Parent Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender, at its address for notices specified herein, an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Parent Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3.          Fees, Commissions and Other Charges.  (a)  The Parent Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued for the account of the Parent Borrower, computed for the period from and including the date of issuance of such Letter of Credit to the expiration date of such Letter of Credit (the “L/C Period”), computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Credit Loans, calculated on the basis of a 365- (or 366-, as the case may be) day year, of the aggregate amount available to be drawn under such Letter of Credit, payable for the L/C Period quarterly (without duplication) in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and (if applicable) on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein.  Such commission shall be payable to the Administrative Agent for the account of the Revolving Credit Lenders to be shared ratably among them in accordance with their respective Revolving Credit Commitment Percentages.  The Parent Borrower shall also pay to the Administrative Agent, for the account of the Issuing Lender, a fee equal to 1/4 of 1% per annum of the aggregate amount available to be drawn under such Letter of Credit, payable for the L/C Period quarterly (without duplication) in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and (if applicable) on the Termination Date or such other date as the Revolving Credit Commitments shall terminate.  Such commissions and fees shall be nonrefundable.  Such fees and commissions shall be payable in Dollars, notwithstanding that a Letter of Credit may be denominated in any Designated Foreign Currency.  In respect of a Letter of Credit denominated in any Designated Foreign Currency, such fees and commissions shall be converted into Dollars at the Spot Rate of Exchange on the date on which they are paid (or, if such date is not a Business Day, at the Spot Rate of Exchange on the Business Day next preceding such date).

(b)  In addition to the foregoing commissions and fees, the Parent Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)  The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4.          L/C Participations.  (a)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in the Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Parent Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Issuing Lender upon demand (which demand, in the case of any demand made in respect of any draft under a Letter of Credit denominated in any Designated Foreign Currency, shall not be made prior to the date that the amount of such draft shall be converted into Dollars in accordance with subsection 3.5(a)) at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct.

(b)  If any amount required to be paid by any L/C Participant to the Issuing Lender on demand by the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans that are Revolving Credit Loans.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c)  Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Parent Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Issuing Lender will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5.          Reimbursement Obligation of the Parent Borrower.  (a)  The Parent Borrower agrees to reimburse the Issuing Lender, upon receipt by the Parent Borrower of notice from the Issuing Lender of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment.  Each such payment shall be made to the Issuing Lender, at its address for notices specified herein in the currency in which such Letter of Credit is denominated (except that, in the case of any Letter of Credit denominated in any Designated Foreign Currency, in the event that such payment is not made to the Issuing Lender within three Business Days of the date of receipt by the Parent Borrower of such notice, upon notice by the Issuing Lender to the Parent Borrower, such payment shall be made in Dollars, in an amount equal to the Dollar Equivalent of the amount of such payment converted on the date of such notice into Dollars at the Spot Rate of Exchange on such date) and in immediately available funds, on the date on which the Parent Borrower receives such notice, if received prior to 11:00 A.M., New York City time, on a Business Day and otherwise on the next succeeding Business Day.  Any conversion by the Issuing Lender of any payment to be made in respect of any Letter of Credit denominated in any Designated Foreign Currency into Dollars in accordance with this subsection 3.5(a) shall be conclusive and binding upon the Parent Borrower and the Revolving Credit Lenders in the absence of manifest error; provided that upon the request of the Parent Borrower or any Revolving Credit Lender, the Issuing Lender shall provide to the Parent Borrower or Revolving Credit Lender a certificate including reasonably detailed information as to the calculation of such conversion.

(b)  Interest shall be payable on any and all amounts remaining unpaid by the Parent Borrower under this subsection (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the Parent Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Credit Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Credit Loans which were then overdue.

3.6.          Obligations Absolute.  (a)  Each of the Parent Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Parent Borrower may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(b)  The Parent Borrower also agrees with the Issuing Lender that the Issuing Lender and the L/C Participants shall not be responsible for, and the Parent Borrower’s Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Parent Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Parent Borrower against any beneficiary of such Letter of Credit or any such transferee, provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

(c)  Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)  The Parent Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Parent Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the Parent Borrower.

3.7.          Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Parent Borrower of the date and amount thereof.  The responsibility of the Issuing Lender to the Parent Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit, provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Parent Borrower may have as a result of any such gross negligence or willful misconduct.

3.8.          Application.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.  GENERAL PROVISIONS APPLICABLE TO
LOANS AND LETTERS OF CREDIT

4.1.          Interest Rates and Payment Dates.  (a)  Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b)  Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.  Each Swing Line Foreign Currency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Swing Line Foreign Currency Rate for such day plus 1.50% per annum plus the Applicable Margin in effect for such day for Eurocurrency Loans that are Revolving Credit Loans.

(c)  If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this subsection for ABR Loans that are Revolving Credit Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(d)  Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

(e)  It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2.          Conversion and Continuation Options.  (a)  The Parent Borrower may elect from time to time to convert outstanding Term Loans and Revolving Credit Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans made or outstanding in Dollars may only be made on the last day of an Interest Period with respect thereto.  The Parent Borrower may elect from time to time to convert outstanding Term Loans and Revolving Credit Loans from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the

Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such conversions may be made and (ii) no Loan may be converted into a Eurocurrency Loan after the date that is one month prior to either the Termination Date (in the case of conversions of Revolving Credit Loans) or the Final Maturity Date (in the case of Term Loans).

(b)  Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Parent Borrower that no such continuations may be made or (ii) after the date that is one month prior to either the Termination Date (in the case of continuations of Revolving Credit Loans) or the Final Maturity Date (in the case of continuations of Term Loans), and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) in case of Eurocurrency Loans made or outstanding in any Designated Foreign Currency, if the Parent Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent.  Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3.          Minimum Amounts of Sets.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, the Dollar Equivalent of the aggregate principal amount of the Eurocurrency Loans outstanding in any Designated Foreign Currency comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

4.4.          Optional and Mandatory Prepayments and Commitment Reductions.  (a)  Each of the Borrowers may at any time and from time to time prepay the Loans and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Parent Borrower on behalf of the applicable Borrower to the Administrative Agent (in the case of Eurocurrency Loans and Reimbursement Obligations outstanding in any Designated Foreign Currency), at least, three Business Days’ irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Eurocurrency Loans and Reimbursement Obligations outstanding in Dollars), at least one Business Day’s irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of ABR Loans other than Swing Line Loans)

or same-day irrevocable notice by the Parent Borrower to the Administrative Agent (in the case of Swing Line Loans), specifying, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Term Loans, Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, Swing Line Foreign Currency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations.  Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and, in the case of prepayments of the Term Loans only, accrued interest to such date on the amount prepaid.  Partial prepayments of (i) the Term Loans shall be applied pro rata to the respective installments of principal thereof, provided that any such payment made within 12 months prior to the date on which an installment of principal thereof is scheduled to be made may, at the option of the Parent Borrower, be applied first to such installment, and (ii) the Revolving Credit Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Parent Borrower otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent.  Partial prepayments pursuant to this subsection 4.4(a) shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency or Swing Line Foreign Currency Loans, the Dollar Equivalent of an aggregate principal amount of at least approximately $5,000,000), provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)  Except as otherwise provided in subsection 4.14, if, at any time during the Revolving Credit Commitment Period, the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall, without notice or demand, immediately repay the Revolving Credit Loans and the Swing Line Loans in an aggregate principal amount equal to such excess together with interest accrued to the date of such payment or prepayment and any amounts payable under subsection 4.12.  To the extent that after giving effect to any prepayment of the Loans required by the preceding sentence, such Aggregate Outstanding Revolving Credit exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall, without notice or demand, immediately cash collateralize the then outstanding L/C Obligations in an amount equal to such excess upon terms reasonably satisfactory to the Administrative Agent.

(c)  If on or after the Closing Date:

(i)            the Parent Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2, except as otherwise specified in subsection 8.2) pursuant to a public offering or private placement or otherwise,

(ii)           the Parent Borrower or any of its Subsidiaries shall make an Asset Sale (other than pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (viii) and (x) of subsection 8.6(a)),

(iii)          a Recovery Event occurs,

(iv)          the Parent Borrower or any of its Subsidiaries shall receive in excess of $30,000,000 of Net Cash Proceeds from Sale and Leaseback Transactions permitted by clause (b) of the last sentence of subsection 8.12 during the term of this Agreement or

(v)           the Parent Borrower or any of its Subsidiaries makes any loan, advance or dividend to Holding as permitted by subsection 8.7(f),

then, in each case, the Borrowers shall prepay, in accordance with subsection 4.4(f), the Loans and cash collateralize the L/C Obligations in an amount equal to:

(w)          in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof,

(x)            in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts,

(y)           in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds to the extent such Net Cash Proceeds, together with the Net Cash Proceeds of any other Sale and Leaseback Transaction entered into by the Parent Borrower or any of its Subsidiaries, exceeds $30,000,000 and

(z)            in the case of the making of any such loan, advance or dividend, an amount equal to the amount of such loan, advance or dividend,

in each such case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash Proceeds (except that, in the case of clause (x), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in subsection 1.1 and the Parent Borrower has not elected to reinvest such proceeds, such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Parent Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition and except that, in the case of clause (z), such prepayment to be made on the date of such loan, advance or dividend).  Nothing in this paragraph (c) shall limit the rights of the Administrative Agent and the Lenders set forth in Section 9.

(d)  The Parent Borrower shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

(e)  If the Parent Borrower or any of its Subsidiaries enters into any Permitted Receivables Transaction or at any time thereafter increases the Attributable Debt in respect thereof, the availability of Revolving Credit Loans shall be temporarily reduced in accordance with subsections 2.1 and 2.3 by an amount equal to the Permitted Receivables Transaction Prepayment Amount during the period commencing on the date of such Permitted Receivables Transaction (or the date of such increase, as applicable) and ending on the date that the Parent Borrower (i) permanently reduces the Revolving Credit Commitments by an amount equal to the Permitted Receivables Transaction Prepayment Amount and repays the Revolving Credit Loans and the Swing Line Loans, and cash collateralizes the then outstanding L/C Obligations upon terms reasonably satisfactory to the Administrative Agent, in an aggregate amount equal to any excess of the Aggregate Outstanding Revolving Credit over the aggregate Revolving Credit Commitments then in effect, (ii) applies an amount equal to the Permitted Receivables Transaction Prepayment Amount to prepay Term Loans then outstanding pro rata according to the respective installments of principal thereof, provided that any such payment may, at the option of the Parent Borrower, be allocated against any of such installments thereof due in the next 12 months, or (iii) applies an amount equal to the Permitted Receivables Transaction Prepayment Amount to effect a combination of clauses (i) and (ii) above.  Notwithstanding the foregoing, if on any date after giving affect to any such temporary reduction in the availability of  the Revolving Credit Loans, the Aggregate Outstanding Revolving Credit exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall, on such date, apply an amount equal to such excess in accordance with clause (i), (ii) or (iii) above, as the Parent Borrower may elect.

(f)  Prepayments pursuant to subsection 4.4(c) shall be applied, first, to prepay Term Loans then outstanding, second, to prepay Swing Line Loans then outstanding, third, to prepay Revolving Credit Loans then outstanding, fourth, to pay any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent.  Prepayments of Term Loans pursuant to subsection 4.4(c) shall be applied pro rata to the respective installments of principal thereof, provided that any such payment made within 12 months prior to the date on which an installment of principal thereof is scheduled to be made may, at the option of the Parent Borrower, be applied first to such installment.

(g)  Amounts prepaid on account of Term Loans pursuant to subsection 4.4(a), 4.4(c) or 4.4(e) may not be reborrowed.

(h)  The Revolving Credit Commitments shall be permanently reduced by the amount of all prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsection 4.4(b), 4.4(c) or 4.4(e) (other than any amounts applied pursuant to the last sentence of such subsection 4.4(e)).

(i)  Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Loans pursuant to subsection 4.4(b), 4.4(c), 4.4(e) or 4.14 would result, after giving effect to the procedures set forth in this Agreement, in the Parent Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid) to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Parent Borrower) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Revolving Credit Commitments that would reduce the aggregate amount of the Available Revolving Credit Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans have been prepaid; provided, further that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans, as the case may be, have or has been prepaid.

4.5.          Commitment Fees; Administrative Agent’s Fee; Other Fees.  (a)  The Parent Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender, a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to the Termination Date, computed at the rate of 0.50% per annum on the average daily amount of the Available Revolving Credit Commitment of such Revolving Credit Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Revolving Credit Commitments shall terminate as provided herein, commencing on December 31, 2003.

(b)  The Parent Borrower agrees to pay to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6.          Computation of Interest and Fees.  (a)  Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of each determination of a Eurocurrency Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR, the Swing Line Foreign Currency Rate, the Eurocurrency Reserve Requirements, the C/D Assessment Rate or the C/D Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Parent Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each of the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Parent Borrower or any Lender, deliver to the Parent Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR which is based upon the Prime Rate.

4.7.          Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Eurocurrency Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Parent Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by subsection 4.2), (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as ABR Loans  (to the extent otherwise permitted by subsection 4.2) and (c) any outstanding Eurocurrency Loans that are Revolving Credit Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the Revolving Credit Lenders the Revolving Credit Commitment Percentage of which aggregate greater than 50%, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Parent Borrower, shall remain outstanding and bear interest at a rate which reflects, as to each of the Revolving Credit Lenders, such Revolving Credit Lender’s cost of funding such Eurocurrency Loans, as reasonably determined by such Revolving Credit Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, the applicable Borrower shall pay to each of the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.  Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate.

4.8.          Pro Rata Treatment and Payments.  (a)  Subject to subsection 4.8(c), each borrowing of Revolving Credit Loans (other than Swing Line Loans) by any of the Borrowers from the Revolving Credit Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Revolving Credit Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Credit Commitments of the Revolving Credit Lenders shall be allocated by the Administrative

Agent, in each case, pro rata according to the relevant Revolving Credit Commitment Percentages of the Revolving Credit Lenders.  Subject to subsection 4.8(c), each payment (including each prepayment) by any of the Borrowers on account of principal of and interest on any Revolving Credit Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders.  Each payment (including each prepayment) by any of the Borrowers on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders.  All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim or, except as permitted under subsection 4.11, other deduction and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, in Dollars or, in the case of Eurocurrency Loans outstanding in any Designated Foreign Currency and L/C Obligations in any Designated Foreign Currency, such Designated Foreign Currency and, whether in Dollars or any Designated Foreign Currency, in immediately available funds.  Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day.  The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day.  If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)  Unless the Administrative Agent shall have been notified in writing by any Revolving Credit Lender prior to a borrowing that such Revolving Credit Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Revolving Credit Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to any of the Borrowers in respect of such borrowing a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Revolving Credit Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to (i) in the case of any Loans to be made in Dollars, the daily average Federal Funds Effective Rate or (ii) in the case of any Revolving Credit Loans to be made in any Designated Foreign Currency, the rate customary in such Designated Foreign Currency for settlement of similar inter-bank obligations, as quoted by the Administrative Agent, in each case for the period until such Revolving Credit Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Revolving Credit Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.  If such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Revolving Credit Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Parent Borrower of the failure of such Revolving Credit Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to, in the case of any Loans to be made in Dollars, ABR Loans hereunder or, in the case of Loans to be made in any Designated Foreign Currency, the rate per annum referred to in clause (ii) of the second preceding sentence in respect of such Designated Foreign Currency plus the Applicable Margin hereunder, on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Revolving Credit Lender hereunder or under applicable law or otherwise, (i) borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Revolving Credit Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1 and/or (ii) take any action permitted by the following subsection 4.8(d).

(c)  Notwithstanding any other provision contained herein, in the event that any Revolving Credit Lender gives notice to the Administrative Agent that it is unable to fund Revolving Credit Loans in any Designated Foreign Currency (other than Euros and Sterling) at a reasonable cost to it, the Administrative Agent shall, until such notice is withdrawn and to the extent necessary in order to excuse such Revolving Credit Lender from making any Revolving Credit Loans in such Designated Foreign Currency and to continue to make available to the Borrowers the full aggregate amount of the Revolving Credit Commitments, reallocate from time to time among the Revolving Credit Lenders the outstanding Revolving Credit Loans denominated in Dollars and the Revolving Credit Loans in such Designated Foreign Currency; provided that, in the event that the Revolving Credit Lenders the Revolving Credit Commitment Percentage of which aggregate greater than 50% give such notice to the Administrative Agent, the Revolving Credit Lenders shall not be required to make any Revolving Credit Loans in such Designated Foreign Currency until any such notices have been withdrawn so that the Revolving Credit Lenders the Revolving Credit Commitment Percentage of which aggregate greater than 50% have either not given any such notice or have withdrawn any such notice.

(d)  Notwithstanding anything contained in this Agreement:

(i)            If at any time a Revolving Credit Lender shall not make a Revolving Credit Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Parent Borrower shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Revolving Credit Lender and assume all or part of the Revolving Credit Commitment of such Defaulting Lender.  In such event, the Parent Borrower, the Administrative Agent and any such substitute Revolving Credit Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii)           In determining the Required Collateral Release Lenders or Required Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and Revolving Credit Commitment of such Defaulting Lender) shall be excluded and disregarded.  No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii)          If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Defaulted Loan.  In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Credit Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Credit Loans as the Administrative Agent may reasonably determine.

(iv)          If, with respect to any Defaulting Lender, which for the purposes of this subsection 4.8(d)(iv), shall include any Revolving Credit Lender that has taken any action or become the subject of any action or proceeding of a type described in subsection 9(f), any Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Credit Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Credit Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9.          Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Eurocurrency Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Parent Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Eurocurrency Loans, continue Affected Eurocurrency Loans as such and convert an ABR Loan to an Affected Eurocurrency Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Eurocurrency Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, if any, shall be converted automatically to ABR

Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 shall, upon notice to the Parent Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law).  If any such conversion or prepayment of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10.        Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i)            shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Application or any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.11 (including Non-Excluded Taxes imposed solely by reason of any failure of such Lender to comply with its obligations (if any) under subsection 4.11(b) or 4.11(c) or with respect to fees paid under this Agreement) and changes in taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii)          shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Parent Borrower from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent otherwise permitted by subsection 4.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case such Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c)  For so long as any Lender incurs any costs as a result of complying with any reserve asset, liquidity, special deposit or other regulatory requirements affecting it as a result of participating in any Eurocurrency Loans or Swing Line Foreign Currency Loans through a branch or office (a “Lending Office”) located in the United Kingdom or Participating Member State, then that Lender shall be entitled to require the applicable Borrower to pay on each relevant Interest Payment Date additional interest on such Loan at a rate per annum equal to the

Mandatory Costs Rate calculated in accordance with the formula and in the manner set out in Schedule 4.10(c) hereto.

4.11.        Taxes.  (a)  Except as provided below in this subsection, all payments made by any of the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes measured by or imposed upon the overall net income (including net income taxes imposed by means of a backup withholding tax) of any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed:  (i) by the jurisdiction under the laws of which such Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any connection between the jurisdiction imposing such tax and such Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any Notes.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that any of the Borrowers shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to any Lender, (x) if such Lender fails to comply with the requirements of paragraph (b) or (c) of this subsection or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Lender becomes a Lender hereunder (or, if such Lender is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Lender became such a beneficiary or member, if later).  Whenever any Non-Excluded Taxes are payable by any of the Borrowers, as promptly as possible thereafter the applicable Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If any of the Borrowers fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)  Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

(X)          (i)  on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to such Lender, deliver to the Parent Borrower and the Administrative Agent (A) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (B) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Parent Borrower; and

(iii)          obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Parent Borrower or the Administrative Agent; or

(Y)           in the case of any such Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code,

(i)            represent to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(ii)           agree to furnish to the Parent Borrower on or before the date of any payment by any of the Borrowers, with a copy to the Administrative Agent, (A) two certificates substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Parent Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Parent

Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(iii)          agree, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to provide to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of the Borrowers) which would be imposed on such Lender of complying with such request; or

(Z)           in the case of any such Lender that is a foreign intermediary or flow-through entity for U.S. federal income tax purposes,

(i)            on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to such Lender, deliver to the Parent Borrower and the Administrative Agent two accurate and complete original signed copies of United States Internal Revenue Service Form W-8IMY; and

(A)                              with respect to each beneficiary or member of such Lender that is a bank within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to such Lender, also deliver to the Parent Borrower and the Administrative Agent  (I) two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (II) such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(B)                                with respect to each beneficiary or member of such Lender that is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (I) represent to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and (II) also deliver to the Parent Borrower and the Administrative Agent on or before the date of any payment by any of the Borrowers under this Agreement or any Notes to such Lender, (x) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or successor applicable form, certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, or (y) two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(ii)           deliver to the Parent Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and, obtain such extensions of time reasonably requested by the Parent Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(iii)          agree, to the extent legally entitled to do so, upon reasonable request by the Parent Borrower, to provide to the Parent Borrower (for the benefit of each of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes, provided that in determining the reasonableness of a request under this clause (iii) such Lender shall be entitled to consider the cost (to the extent unreimbursed by any of  the Borrowers) which would be imposed on such Lender (or beneficiary or member) of complying with such request;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in clause (Z) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Parent Borrower and the Administrative Agent.

(c)  Each Lender shall, upon request by any Borrower, deliver to such Borrower or the applicable governmental or taxing authority, as the case may be, any form or certificate required in order that any payment by such Borrower under this Agreement or any Notes to such Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction located outside the United States, provided that such Lender is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of such Lender.

Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that, in the case of a Participant, the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.12.        Indemnity.  Each of the Borrowers agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Parent Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans after the Parent Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment of Eurocurrency Loans or Swing Line Foreign Currency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans (or Swing Line Foreign Currency Loans, as applicable) provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market.  If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Parent Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Parent Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13.        Certain Rules Relating to the Payment of Additional Amounts.  (a)  Upon the request, and at the expense, of the applicable Borrower, each Lender to which any of the Borrowers is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford any Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)  If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause any of the Borrowers to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any of the Borrowers pursuant to subsection 4.10 or 4.11, such Lender shall promptly notify the applicable Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Parent Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d)  If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty.  In the case of the substitution of a Lender, the applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by such Borrower or the substitute Lender.  In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including, without limitation, any amounts under subsection 4.13) prior to such substitution or prepayment.

(e)  For purposes of subsections 4.10 and 4.11, a change in treaty, law, rule or regulation shall not include the ratification or entry into force of (i) the protocol amending the income tax treaty between the Netherlands and the United States, signed October 15, 1995, and (ii) the income tax treaty between Italy and the United States, signed August 25, 1999.

(f)  If the Administrative Agent or any Lender receives a refund directly attributable to taxes for which any of the Borrowers has made additional payments pursuant to subsection 4.10(a) or 4.11(a), the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to such Borrower, provided, however, that such Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(g)  The obligations of a Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

4.14.        Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Credit Commitments.  (a)  The Parent Borrower will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) being in excess of the aggregate Revolving Credit Commitments then in effect and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect.  In the event that at any time the Parent Borrower determines that the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect by more than 5%, the Parent Borrower will, as soon as practicable but in any event within five Business Days of making such determination, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent, as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Credit

Commitments then in effect.  If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Parent Borrower shall pay to the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.

(b)  The Administrative Agent will calculate the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) from time to time, and in any event not less frequently than once during each calendar week.  In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lender in respect of outstanding L/C Obligations.

(c)  In the event that on any date the Administrative Agent calculates that the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Credit Commitments then in effect by more than 5%, the Administrative Agent will give notice to such effect to the Parent Borrower and the Lenders.  Following receipt of any such notice, the Parent Borrower will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Revolving Credit Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Credit Commitments then in effect.  If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Parent Borrower shall pay to the Revolving Credit Lenders such amounts, if any, as may be required pursuant to subsection 4.12.

SECTION 5.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1.          Financial Condition.  (a)  The audited consolidated balance sheets of NAVL and its consolidated Subsidiaries as of December 31, 2000, December 31, 2001 and December 31, 2002 and the audited consolidated statements of income and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of NAVL and its consolidated Subsidiaries. The unaudited consolidated balance sheet of NAVL and its consolidated Subsidiaries as at September 30, 2003, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the nine-month period then ended, of NAVL and its consolidated Subsidiaries (subject to the omission of notes and to normal year-end audit and other adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of NAVL, and disclosed in any such schedules and notes, and subject to the omission of notes from such unaudited financial statements).  During the period from December 31, 2002 to and including the Closing Date, there has been no sale, transfer or other disposition by the Parent Borrower or its Subsidiaries of any material part of the business or property of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Parent Borrower and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(b)  The pro forma balance sheet of Parent Borrower and its consolidated Subsidiaries (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to each Lender, is the balance sheet of the Parent Borrower and its consolidated Subsidiaries as of June 30, 2003, adjusted to give effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the receipt by the Parent Borrower of the net cash proceeds to Holding from the Holding IPO, (iii) the making of the Extensions of Credit to be made on the Closing Date and the application of the proceeds thereof as contemplated hereby, and (iv) the payment/credit of actual or estimated fees, expenses, financing costs and tax payments/credits related to the transactions contemplated hereby and thereby.  The Pro Forma Balance Sheet was prepared in accordance with Article 11 (Pro Forma Financial Information) of Regulation S-X under the Securities Act.

5.2.          No Change; Solvent.  Since December 31, 2002, except as and to the extent disclosed on Schedule 5.2, (a) there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect (after giving effect to the transactions described in clauses (i) through (iv) of subsection 5.1(b)), and (b) except in connection with the Transactions or as otherwise permitted under this Agreement or any other Loan Document, and except for dividends or other distributions by the Parent Borrower or NAVL made or declared prior to the Closing Date consistent with past practice, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Parent Borrower or NAVL, nor has any of the Capital Stock of the Parent Borrower or NAVL been redeemed, retired, purchased or otherwise acquired for value by Holding or the Parent Borrower or any of their respective Subsidiaries.  As of the Closing Date, after giving effect to the consummation of the transactions described in clauses (i) through (iv) of subsection 5.1(b), each Borrower is Solvent.

5.3.          Corporate Existence; Compliance with Law.  Each of Holding and each Loan Party (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4.          Corporate Power; Authorization; Enforceable Obligations.  Each of Holding and each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each of the Borrowers, to obtain Extensions of Credit hereunder, and each such Person has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each of the Borrowers, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, any Notes and the Applications.  No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of Holding or any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each of the Borrowers, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts and contracts of the Parent Borrower and its Subsidiaries, the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect.  This Agreement has been duly executed and delivered by each of the Borrowers, and each other Loan Document to which Holding or any Loan Party is a party has been or will be duly executed and delivered on behalf of such Person.  This Agreement constitutes a legal, valid and binding obligation of each of the Borrowers, and each other Loan Document to which Holding or any Loan Party is a party as executed and delivered does constitute, or when executed and delivered will constitute, a legal, valid and binding obligation of Holding or such Loan Party, as applicable, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5.          No Legal Bar.  The execution, delivery and performance of the Loan Documents by Holding or any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of Holding or any Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6.          No Material Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues, (a) which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7.          No Default.  Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

5.8.          Ownership of Property; Liens.  Each of the Parent Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3.  The properties listed on Part I of Schedule 5.8 constitute all the material United States real properties owned in fee by the Loan Parties as of the Closing Date and the properties listed on Part II of Schedule 5.8 constitute all of the material United States real properties leased by the Loan Parties as of the Closing Date.

5.9.          Intellectual Property.  Each of the Parent Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Parent Borrower know of any such claim, and, to the knowledge of the Parent Borrower, the use of such Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which, in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10.        No Burdensome Restrictions.  Neither the Parent Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to Holding, the Parent Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11.        Taxes.  To the knowledge of the Parent Borrower, each of Holding, the Parent Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Parent Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.  The preceding sentence shall not apply to any taxes, fees or other charges which are subject to indemnification by the Seller under the Acquisition Agreement and with respect to which the Parent Borrower has disclosed to the Administrative Agent the failure to file or pay, the filing of a tax Lien, or the assertion of a claim.

5.12.        Federal Regulations.  No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.  If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

5.13.        ERISA.  During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions have occurred, except as, either individually or in the aggregate, have not had and are not reasonably likely to result in a Material Adverse Effect:  (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Parent Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by Holding, the Parent Borrower or any Commonly Controlled Entity; (h) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if Holding, the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; and (j) any transaction that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

5.14.        Collateral.  Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages (in the case of the Mortgages, upon execution and delivery thereof by the parties thereto and the due recording thereof) will be effective to create (to the extent provided therein) in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein (except in the case of the Mortgages and the Collateral described therein, any Collateral not consisting of real property or fixtures), except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.  When (a) the Filings (as defined in the Guarantee and Collateral Agreement) have been duly made, (b) all applicable Instruments, Chattel Paper and Documents a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Administrative Agent, (c) the Collateral Proceeds Account and the Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Administrative Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent provided therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (other than any Collateral not consisting of real property or fixtures) with respect to such pledgor or mortgagor (as applicable).  Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15.        Investment Company Act; Other Regulations.  None of the Borrowers, Holding or NAVL is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.  None of the Borrowers is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

5.16.        Subsidiaries.  Schedule 5.16 sets forth all the Subsidiaries of Holding at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of Holding therein.

5.17.        Purpose of Loans.  The proceeds of the Term Loans, and not more than the Maximum Initial Amount of the Revolving Credit Loans, shall be used by the Parent Borrower (a) to finance a portion of the Transactions and (b) to pay certain transaction fees and expenses related to the Transactions.  The proceeds of Revolving Credit Loans, the Swing Line Loans and the Letters of Credit shall be used by the Borrowers to finance the working capital and business requirements of, and for general corporate purposes of, the Parent Borrower and its Subsidiaries.

5.18.        Environmental Matters.  Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:

(a)  The  Parent Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no reasonable basis to believe that:  (x) any of their Environmental Permits will not be, or will entail material expense to be, timely renewed or complied with; (y) any additional Environmental Permits that may be required of any of them will not be, or will entail material expense to be, timely granted or complied with; or (z) that compliance with any Environmental Law that is applicable to any of them will not be, or will entail material expense to be, timely attained and maintained.

(b)  Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability of the Parent Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the planned or continued operations of the Parent Borrower or any of its Subsidiaries, or (iii) impair the fair saleable value of any real property owned or leased by the Parent Borrower or any of its Subsidiaries.

(c)  There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Subsidiaries is, or to the knowledge of the Parent Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Subsidiaries, threatened.

(d)  Neither the Parent Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to releases or threatened releases or any Materials of Environmental Concern.

(e)  Neither the Parent Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f)  Neither the Parent Borrower nor any of its Subsidiaries has assumed or retained, by contract or, to its knowledge, operation of law, any known or suspected liabilities of any kind, fixed or contingent, as a result of any violation or breach of applicable Environmental Law or with respect to any contamination by any Materials of Environmental Concern.

5.19.        No Material Misstatements.  The written information (including, without limitation, the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of Holding, the Parent Borrower, NAVL or any other Loan Party to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Transactions or of Holding, the Parent Borrower and its Subsidiaries

taken as a whole.  It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and NAVL and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20.        Labor Matters.  There are no strikes pending or, to the knowledge of the Parent Borrower, reasonably expected to be commenced against the Parent Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of the Parent Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.  CONDITIONS PRECEDENT

6.1.          Conditions to Initial Extension of Credit.  This Agreement, including, without limitation, the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)  Loan Documents.  The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i)            this Agreement, executed and delivered by a duly authorized officer of the Parent Borrower and the Foreign Subsidiary Borrowers listed on Schedule D;

(ii)           the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of Holding, the Parent Borrower and each other Loan Party signatory thereto and an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii)          each of the Mortgages on the Mortgaged Properties, executed and delivered by a duly authorized officer of the Loan Party signatory thereto.

(b)  Holding IPO.  The Administrative Agent shall receive, substantially concurrently with the satisfaction or the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that Holding has received at least $200,000,000 in gross cash proceeds from the Holding IPO (excluding any proceeds owing to selling stockholders), on terms reasonably satisfactory to the Agents, and that Holding has made a capital contribution to the Parent Borrower in an amount equal to the net cash proceeds to Holding from the Holding IPO, less any such proceeds permitted to be distributed pursuant to clause (i) of the following proviso; provided that it is understood and agreed that (i) Holding shall not distribute any such proceeds of the Holding IPO to its stockholders unless (A) the gross cash proceeds to Holding of such offering (excluding any proceeds to selling stockholders) exceed $250,000,000 and (B) such distribution is made only from those gross cash proceeds to Holding (excluding any proceeds to selling stockholders) in excess of $250,000,000 and (ii) if such offering is for gross cash proceeds of less than or equal to $250,000,000, such offering shall be a primary offering by Holding of its shares and shall not include any secondary offering by selling stockholders of their shares of Holding.

(c)  Capitalization and Structure of the Parent Borrower and its Subsidiaries.  Since December 31, 2002, except as disclosed in the Parent Borrower’s periodic reports and other SEC filings, and except in connection with the Transactions, there shall have been no material change absent the Lenders’ reasonable satisfaction with such change in the corporate and capital structure of the Parent Borrower and each of its Subsidiaries.

(d)  Termination of Existing Credit Agreement.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that (i) the Existing Credit Agreement shall have been terminated, (ii) all amounts thereunder shall have been paid in full, (iii) all letters of credit (other than any Existing Letter of Credit) and other contingent obligations in connection with the Existing Credit Agreement shall have been terminated and (iv) arrangements reasonably satisfactory to the Administrative Agent shall have been made for the termination of Liens and security interests granted in connection therewith.

(e)  Senior Subordinated Notes.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that all of NAVL’s existing 13-3/8% Senior Subordinated Notes due 2009 tendered in connection with a tender offer for all such notes shall have been paid, redeemed or repurchased in full and that a supplemental indenture to the indenture governing such notes, pursuant to which certain of the restrictive covenants under such indenture are amended or deleted, shall have been executed and delivered, and shall have become operative in accordance with its terms.

(f)  CRS Acquisition Notes.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that each of the existing subordinated seller notes issued by NAVL in connection with the CRS Acquisition shall have been paid, redeemed or repurchased in full.

(g)  Holding Senior Discount Loans.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that the unsecured senior discount term loans of Holding owed to Arawak, Ltd., a wholly-owned subsidiary of CD&R Fund VI, shall have been paid, satisfied and discharged in full.

(h)  Holding Preferred Stock.  The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, evidence reasonably satisfactory to it that Holding has redeemed or repurchased in full all of its outstanding shares of junior exchangeable preferred stock issued to NFC International Holdings (Netherlands II), or Holding shall have delivered an irrevocable notice of such redemption or repurchase to the holders of such junior exchangeable preferred stock.

(i)  Financial Information.  The Lenders shall have received copies of and shall be reasonably satisfied, in form and substance, with (i) the financial statements referred to in subsection 5.1(a), (ii) the Pro Forma Balance Sheet and (iii) projections for the Parent Borrower and its consolidated Subsidiaries after giving effect to the Transactions, through the Final Maturity Date, together with a statement of assumption underlying such projections.

(j)  Consents, Licenses and Approvals.  The Administrative Agent shall have received a certificate of a Responsible Officer of the Parent Borrower stating that all consents, authorizations, notices and filings referred to in Schedule 5.4 are in full force and effect or have the status described therein, and the Administrative Agent shall have received evidence thereof reasonably satisfactory to it.

(k)  Lien Searches.  The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent, of the Uniform Commercial Code, judgment and tax lien filings which have been filed with respect to personal property of Holding, the Parent Borrower and its Subsidiaries in any of the jurisdictions set forth in Schedule 6.1(k), and the results of such search shall not reveal any Liens other than Liens permitted by subsection 8.3.

(l)  Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions:

(i)            the executed legal opinion of Debevoise & Plimpton, special counsel to each of Holding, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-1;

(ii)           the executed legal opinion of Ralph A. Ford, Esq., counsel to each of Holding, the Parent Borrower and the other Loan Parties, substantially in the form of Exhibit D-2;

(iii)          the executed legal opinion of Richards, Layton & Finger, special Delaware counsel to each of Holding, the Parent Borrower and certain other Loan Parties, substantially in the form of Exhibit D-3; and

(iv)          the executed legal opinions of special local counsel in the jurisdictions set forth in Schedule 6.1(l) with respect to collateral security matters in connection with the Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.

(m)  Other Material Documentation.  The Agents shall be reasonably satisfied in all material respects with each of the other documents relating to the Transactions and the transactions contemplated hereby and thereby, including, without limitation, each Contractual Obligation and other material financing arrangement to which the Parent Borrower or any of its Subsidiaries will be bound after the Closing Date (it being understood that the terms of the Existing Senior Subordinated Notes shall be deemed to be so satisfactory).

(n)  Closing Certificate.  The Administrative Agent shall have received a certificate from Holding and each Loan Party, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions and attachments.

(o)  Actions to Perfect Liens.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on Form UCC-1 in each jurisdiction set forth on Schedule 6.1(o), necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect the Liens created by the Security Documents, shall have been completed or shall be ready to be completed promptly following the Closing Date, and all agreements, statements and other documents relating thereto shall be in form and substance reasonably satisfactory to the Administrative Agent.

(p)  Pledged Stock; Stock Powers; Pledged Notes; Endorsements.  The Administrative Agent shall have received:

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           the promissory notes representing each of the Pledged Notes under (and as defined in) the Guarantee and Collateral Agreement, duly endorsed as required by the Guarantee and Collateral Agreement.

(q)  Title Insurance Policy.  The Administrative Agent shall have received in respect of each Mortgage an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date.  Each such policy shall (i) be in an amount reasonably satisfactory to the Administrative Agent; (ii) insure that the Mortgage insured thereby creates a valid first Lien on the Mortgaged Property encumbered thereby free and clear of all defects and encumbrances, except those permitted by subsection 8.3 and such as may be approved by the Administrative Agent; (iii) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as  the Administrative Agent may reasonably request; and (vi) be issued by title companies reasonably satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent).  The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid.  The Administrative Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this subsection and a copy, certified by such parties as the Administrative Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Administrative Agent.

(r)  Surveys.  The Administrative Agent shall have received, and the title insurance company issuing the policies referred to in clause (q) above (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the owned real property covered by the Mortgages, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992.

(s)  Fees.  The Administrative Agent and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower or NAVL to them on or prior to the Closing Date, including, without limitation, the fees referred to in subsection 4.5.

(t)  Borrowing Certificate.  The Administrative Agent shall have received a certificate of the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit H, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of the Parent Borrower.

(u)  Corporate Proceedings.  The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of Holding and each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of Holding or such Loan Party, as applicable, as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

(v)  Incumbency Certificates.  The Administrative Agent shall have received a certificate of Holding and each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of Holding or such Loan Party, as applicable, executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer and the Secretary or any Assistant Secretary of Holding or such Loan Party, as applicable.

(w)  Governing Documents.  The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of Holding and each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of Holding or such Loan Party, as applicable.

(x)  Insurance.  The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of subsection 7.5 of this Agreement and subsection 5.2.2 of the Guarantee and Collateral Agreement shall have been satisfied.

(y)  No Material Adverse Effect.  Since December 31, 2002, after giving effect to the Transactions, there shall not have occurred a Material Adverse Effect.

(z)  No Material Litigation.  No litigation, proceeding, investigation, injunction or restraining order shall be pending, entered or threatened that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Transactions or the transactions contemplated hereby.

(aa)  Flood Insurance.  With respect to any of the Mortgaged Properties which is located in an area identified by the Secretary of Housing and Urban Development as having special flood hazards, if the Administrative Agent shall have delivered notice(s) to the relevant Loan Party as required pursuant to Section 208.8(e)(3) of Regulation H of the Board, such Loan Party shall have delivered an acknowledgment to the Administrative Agent.

(bb)  Tax Sharing Agreement.  Holding, the Parent Borrower and certain other Subsidiaries of Holding shall have entered into the Tax Sharing Agreement.  The Administrative Agent shall have received a complete and correct copy of the Tax Sharing Agreement, certified as to authenticity by the Parent Borrower.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2.          Conditions to Each Other Extension of Credit.  The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the initial Extension of Credit and each Swing Line Loan) is subject to the satisfaction or waiver of the following conditions precedent:

(a)  Representations and Warranties.  Each of the representations and warranties made by Holding or any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of Holding or any Loan Party pursuant to this Agreement or any other Loan Document, shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)  No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c)  Letter of Credit Application.  With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received an Application, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Each borrowing by and Letter of Credit issued on behalf of the Parent Borrower hereunder shall constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

6.3.          Additional Conditions Applicable to Foreign Subsidiary Borrowers.  The agreement of each Lender to make any Extension of Credit requested to be made by it to any Foreign Subsidiary Borrower on any date (including, without limitation, the initial Extension of Credit) is subject to satisfaction or waiver of, in addition to the conditions precedent set forth in subsections 6.1 (in the case of the initial Extension of Credit) and 6.2, the following conditions precedent:  (a) in the case of the making of any Extension of Credit to any Foreign Subsidiary Borrower for the first time, the delivery to the Administrative Agent, with a copy for each Lender, of (i) the executed legal opinion of counsel to such Foreign Subsidiary Borrower, as to the matters set forth in Exhibit D-4 and otherwise in form and substance reasonably satisfactory to the Administrative Agent, and (ii) in the case of any Foreign Subsidiary Borrower, guarantee, collateral and security documents, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by a duly authorized officer of such Foreign Subsidiary Borrower and each of its Subsidiaries, and such other documents, instruments and agreements as may be reasonably requested by the Administrative Agent and (b) the truthfulness and correctness in all material respects on and as of such date of the following additional representations and warranties:

(i)            Pari Passu.  The obligations of such Foreign Subsidiary Borrower under this Agreement and any Note, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all other secured Indebtedness of such Foreign Subsidiary Borrower.

(ii)           No Immunities, etc.  Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts.  Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note.  Such Foreign Subsidiary Borrower has, pursuant to subsection 11.12, waived every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note.  The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower.

(iii)          No Recordation Necessary.  This Agreement and each Note, if any, is in proper legal form under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note.  It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(iv)          Exchange Controls.  The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except such as have been made or obtained or cannot be made or obtained until a later date.

Each borrowing by any Foreign Subsidiary Borrower hereunder shall constitute a representation and warranty by each of the Parent Borrower and such Foreign Subsidiary Borrower as of the date of such borrowings that the conditions contained in this subsection 6.3 have been satisfied.

SECTION 7.
AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any

Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1.          Financial Statements.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of Holding ending on or after December 31, 2003, a copy of the audited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent (it being agreed that the furnishing of Holding’s Annual Report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a) with respect to such year).

(b)  as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of Holding, the unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of Holding as being fairly stated in all material respects (subject to normal year end audit and other adjustments) (it being agreed that the furnishing of Holding’s Quarterly Report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b) with respect to such quarter);

(c)  as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Parent Borrower ending on or after December 31, 2003 a copy of the audited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing reasonably satisfactory to the Administrative Agent; and

(d)  as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower, the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year end audit and other adjustments);

all such financial statements delivered pursuant to subsection 7.1(a), (b), (c) or (d) to be (and, in the case of financial statements delivered pursuant to subsection 7.1(d) shall be certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of financial statements delivered pursuant to subsection 7.1(d) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of the financial statements delivered pursuant to subsection 7.1(b) or (d), for the absence of certain notes).

7.2.          Certificates; Other Information.  Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)  concurrently with the delivery of the financial statements referred to in subsection 7.1(c), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate;

(b)  concurrently with the delivery of the financial statements referred to in subsections 7.1(c) and (d), a certificate signed by a Responsible Officer of the Parent Borrower, (i) stating that, to the best of each such Responsible Officer’s knowledge, each of the Parent Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (A) compliance with all covenants set forth in subsection 8.1 (in the case of a certificate furnished with the financial statements referred to in subsections 7.1(c) and (d)) and (B) compliance with the covenant set forth in subsection 8.8 (in the case of a certificate furnished with the financial statements referred to in subsection 7.1(c));

(c)  as soon as available, but in any event not later than the fifth Business Day following the 90th day after the beginning of each fiscal year of the Parent Borrower, a copy of the projections by the Parent Borrower of the operating budget and cash flow budget of the Parent Borrower and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Parent Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(d)  within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Parent Borrower sends to its public security holders, if any, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(e)  within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Parent Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f)  promptly, such additional financial and other information as any Lender may from time to time reasonably request.

7.3.          Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Subsidiaries, as the case may be.

7.4.          Conduct of Business and Maintenance of Existence.  Continue to engage in business of the same general type as conducted by the Parent Borrower and its Subsidiaries on the Closing Date, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Parent Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5.          Maintenance of Property; Insurance.  Keep all property useful and necessary in the business of the Parent Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Parent Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried, together with certificates of insurance and other evidence of such insurance, if any, naming the Administrative Agent as an additional insured and/or loss payee.

7.6.          Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

(b)  If a Default or Event of Default shall have occurred and be continuing, the Parent Borrower shall reimburse the Administrative Agent for any reasonable fees and expenses of third parties incurred in connection with any appraisal of the Parent Borrower’s or any of its Subsidiaries’ real property reasonably requested in writing by the Required Lenders.

7.7.          Notices.  Promptly give notice to the Administrative Agent and each Lender of:

(a)  as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b)  as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Parent Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)  as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any litigation or proceeding affecting Holding, the Parent Borrower or any of its Subsidiaries in which the amount involved (not covered by insurance) is $5,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(d)  the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof:  (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan (other than a Reportable Event described in Section 4043(c)(9) of ERISA), a failure to make any required contribution to a Single Employer Plan or

Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or any of its Subsidiaries in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan; (ii) the existence of an Underfunding under a Single Employer Plan that exceeds 10% of the value of the assets of such Single Employer Plan, determined as of the most recent annual valuation date of such Single Employer Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan as of such date; (iii) the institution of proceedings or the taking of any other formal action by the PBGC, the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; or (iv) the occurrence or expected occurrence of any event or condition under which the Parent Borrower or any Commonly Controlled Entity has incurred or could incur any liability under Section 4069 or 4212(c) of ERISA, provided that no such notice will be required under clause (i) or (iii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (iii) above, could reasonably be expected to result in liability to the Parent Borrower or its Subsidiaries in amount that would exceed $5,000,000;

(e)  as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Parent Borrower and its Subsidiaries taken as a whole;

(f)  as soon as possible after a Responsible Officer of the Parent Borrower knows or reasonably should know thereof, and except in each case as would not reasonably be expected to result in a Material Adverse Effect, (i) any release or discharge by the Parent Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority; (ii) any condition, circumstance, occurrence or event that would result in liability pursuant to applicable Environmental Laws or would result in the imposition of any lien or other restriction on the title, ownership or transferability of any properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries; (iii) any proposed action to be taken by the Parent Borrower or any of its Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under any applicable Environmental Law; (iv) any Governmental Authority has notified the Parent Borrower or any of its Subsidiaries that any such Person is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act or any comparable law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Parent Borrower or any of its Subsidiaries; (v) any Governmental Authority has notified the Parent Borrower or any of its Subsidiaries that it will revoke any permit pursuant to any Environmental Law held by the Parent Borrower or any of its Subsidiaries, or deny or refuse to renew any such permit sought by the Parent Borrower or any of its Subsidiaries; or (vi) any Governmental Authority has notified the Parent Borrower or any of its Subsidiaries that any property owned, leased, or operated by the Parent Borrower or any of its Subsidiaries is being listed on, or proposed for listing on, the National Priorities List (NPL) or the Comprehensive Environmental Response,

Compensation and Liability Information System (CERCLIS) maintained by the U.S. Environmental Protection Agency, or on any similar list maintained by any Governmental Authority; and

(g)  within three Business Days of the issuance thereof, notice of any issuance of a letter of credit permitted by subsection 8.2(k).

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8.          Environmental Laws.  (a)  (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Subsidiaries.  For purposes of this subsection 7.8(a), noncompliance shall be deemed not to constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall in a timely fashion undertake reasonable efforts, if any, to achieve substantial compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b)  Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP, and, if the effectiveness of such order or directive has not been stayed, the pendency of such appeal or other appropriate contest does not give rise to a Material Adverse Effect.

(c)  Promptly upon the Administrative Agent’s request if the Parent Borrower shall have failed to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof or shall have failed to pay any interest on any Loan within five days after any such interest becomes due in accordance with the terms hereof, permit an environmental consultant, whom the Administrative Agent designates and which consultant is reasonably acceptable to the Parent Borrower, to perform an environmental assessment (including, without limitation: reviewing documents; interviewing knowledgeable persons; and sampling and analyzing soil, air, surface rate, ground water, and/or other media) in or about any Property subject to a Mortgage.  Such environmental assessment shall be in form, scope and substance reasonably satisfactory to the Administrative Agent.  The Parent Borrower or its Subsidiaries shall cooperate fully in the conduct of such environmental assessment, and shall pay the costs of such environmental assessment promptly upon written demand by the Administrative

Agent.  Pursuant to this subsection 7.8(c) the Administrative Agent shall have the right, but shall not have any duty, to request and/or obtain such environmental assessment.

(d)  Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Parent Borrower and its Subsidiaries are regularly and reasonably reviewed by competent professionals (which may be employees of the Parent Borrower and its Subsidiaries) to identify and promote compliance with and to reasonably and prudently manage any liabilities or potential liabilities under any Environmental Law that could reasonably be expected to have a Material Adverse Effect, including, without limitation, compliance and liabilities relating to:  discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; repair, maintenance and improvement of properties; employee health and safety; species protection; and recordkeeping.

7.9.          After Acquired Real Property and Fixtures.  (a)  With respect to any owned real property or fixtures, in each case with a purchase price or a fair market value of at least $750,000, in which the Parent Borrower or any of its Domestic Subsidiaries or any Foreign Subsidiary Borrower acquires ownership rights at any time after the Closing Date, promptly grant to the Administrative Agent, for the ratable benefit of the Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Parent Borrower, any Subsidiary or any other Person, (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(c) or (j), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(c) or (j), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(c) or (j)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing, (iii) any such mortgage by a Foreign Subsidiary Borrower shall not secure any other Borrower’s obligations and (iv) nothing in this paragraph (a) shall require the grant of a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services, or any property or assets the Disposition of which is permitted under clause (x) of subsection 8.6(a) in connection with a Relocation SPV Financing.  In connection with any such grant to the Administrative Agent, for the benefit of the Lenders, of a first priority Lien of record on any such real property in accordance with this subsection, the Parent Borrower or such Subsidiary shall deliver or cause to be delivered to the Administrative Agent any surveys, title insurance policies, environmental reports and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Administrative Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances).

(b)  At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation and perfection of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(c)  Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.9 shall require that any Foreign Subsidiary Borrower grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10.        Acquired Subsidiaries; Further Security and Guarantees.  (a)  In the event that the Parent Borrower or any of its Subsidiaries acquires any Material Subsidiary from any third party as permitted by the other provisions of this Agreement, (i) such new Subsidiary (in the case of a new Domestic Subsidiary or a Foreign Subsidiary Borrower) shall, to the extent permitted by law, execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement and appropriate Mortgages and other security documents and take any necessary steps to perfect the security interest to be created thereby and (ii) the relevant parent corporation (if such parent corporation is the Parent Borrower or a Domestic Subsidiary) shall execute and deliver to the Administrative Agent a stock pledge agreement (or, if the parent corporation is a party to the Guarantee and Collateral Agreement, pledge the Capital Stock of such Material Subsidiary owned by such parent corporation pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of such parent corporation’s ownership interest in any Foreign Subsidiary).  Notwithstanding anything to contrary in this Agreement, nothing in this subsection 7.10(a) shall require (x) that any Foreign Subsidiary Borrower pledge the stock of any Foreign Subsidiary acquired by it to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable or (y) the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

(b)  Within 30 days after the due date for delivery of financial statements pursuant to subsection 7.1(a), (b), (c) or (d), (i) the Parent Borrower shall, to the extent permitted by law, cause any Domestic Subsidiary that qualifies as a Material Subsidiary (based on its total assets as of the end of, or its total revenues for, the most recently completed period of four consecutive fiscal quarters of the Parent Borrower), but which is not a party to the Guarantee and Collateral Agreement, to execute and deliver to the Administrative Agent the Guarantee and Collateral Agreement and appropriate Mortgages and other security documents and take any necessary steps to perfect the security interest to be created thereby and (ii) the relevant parent corporation (if such parent corporation is the Parent Borrower or a Domestic Subsidiary) shall execute and deliver to the Administrative Agent a stock pledge agreement (or, if the parent corporation is a party to the Guarantee and Collateral Agreement, pledge the Capital Stock of such Material Subsidiary owned by such parent corporation pursuant to such agreement) and shall take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of such parent corporation’s ownership interest in any Foreign Subsidiary); provided that nothing in this paragraph shall require the execution of any documents or the taking of any actions to grant a Lien of record in respect of any owned residential real property, fixtures, or related assets acquired by CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services.

7.11.                        Maintenance of New York Process Agent.  In the case of any Foreign Subsidiary Borrower, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 11.12(b).

7.12.                        Tax Shelter Regulations.  None of the Borrowers or the Lenders intends to treat the Transactions as being a “reportable transaction” (within the meaning of Treasury Regulation section 1.6011-4), unless otherwise required by law, and if any Lender determines to take any action inconsistent with such intention, it will promptly notify the Parent Borrower thereof, and if any Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  Each Lender acknowledges that one or more of the Borrowers may, and each Borrower acknowledges that the Administrative Agent or one or more of the Lenders may, treat the Transactions as being subject to Treasury Regulation section 1.6011-4 or section 301.6112-1, and the Administrative Agent, such Lender or Lenders and such Borrower or Borrowers, as applicable, may file such IRS forms or maintain such lists and other records as they may determine are required by such Treasury Regulations.

SECTION 8.  NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Credit Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note and termination or expiration of all Letters of Credit, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1.                              Financial Condition Covenants

(a)  Maintenance of Consolidated Interest Coverage Ratio.  Permit, for any period of four consecutive fiscal quarters of the Parent Borrower ending during any test period set forth below, the Consolidated Interest Coverage Ratio at the last day of such consecutive fiscal quarter period to be less than the ratio set forth opposite such test period below:

Test Period	Ratio
January 1, 2004 – December 30, 2004	3.25 to 1.00
December 31, 2004 – December 30, 2005	3.50 to 1.00
December 31, 2005 – December 30, 2006	3.75 to 1.00
December 31, 2006 and thereafter	4.00 to 1.00

(b)  Maintenance of Consolidated Leverage Ratio.  Permit, at the last day of any fiscal quarter ending during any test period set forth below, the Consolidated Leverage Ratio to be greater than the ratio set forth opposite such test period below:

Test Period	Ratio
January 1, 2004 – December 30, 2005	3.50 to 1.00
December 31, 2005 – December 30, 2006	3.25 to 1.00
December 31, 2006 – December 30, 2007	3.00 to 1.00
December 31, 2007 – December 30, 2008	2.75 to 1.00
December 31, 2008 and thereafter	2.50 to 1.00

8.2.                              Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a)  Indebtedness of each of the Borrowers under this Agreement and under any Notes;

(b)  Indebtedness of the Parent Borrower to any of its Subsidiaries and of any Subsidiary of the Parent Borrower to the Parent Borrower or any other Subsidiary of the Parent Borrower;

(c)  Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount not exceeding in the aggregate as to the Parent Borrower and its Subsidiaries $50,000,000 at any time outstanding, provided that such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof; and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(d)  Indebtedness of the Parent Borrower and its Subsidiaries under Permitted Hedging Arrangements, including but not limited to Indebtedness of any of the Borrowers under Interest Rate Protection Agreements relating to Indebtedness of such Borrower under this Agreement;

(e)  other Indebtedness outstanding or incurred under facilities in existence on the Closing Date and listed on Schedule 8.2(e) and any refinancings, refundings, renewals or extensions thereof, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension plus (B) the unutilized commitments thereunder and (ii) if such Indebtedness is subordinated, any refinancing, refunding, renewal or extension thereof shall be subordinated to at least the same extent as the Indebtedness so refinanced, refunded, renewed or extended;

(f)  to the extent that any Guarantee Obligation permitted under subsection 8.4 constitutes Indebtedness, such Indebtedness;

(g)  Indebtedness of the Parent Borrower or any of its Subsidiaries pursuant to any Permitted Receivables Transaction, provided that upon the effectiveness of any such Permitted Receivables Transaction and upon any subsequent increase in the Attributable Debt in respect thereof, (i) the Term Loans shall be prepaid and/or the Revolving Credit Commitments shall be permanently reduced in accordance with subsection 4.4(e) or (ii) the availability of Revolving Credit Loans shall be temporarily reduced in accordance with subsections 2.1 and 2.3;

(h)  Indebtedness to finance the general working capital needs of the Parent Borrower and its Subsidiaries incurred after the Termination Date in an aggregate principal amount, when added to the aggregate Consolidated Indebtedness/Securitizations in respect of any Permitted Receivables Transaction at such time outstanding, not to exceed the amount of the Revolving Credit Commitments as of the Closing Date, provided that (i) the Revolving Credit Commitments shall have been or shall concurrently be terminated and the Revolving Credit Loans shall have been or shall concurrently be repaid in full and (ii) the terms and conditions of such replacement working capital facility shall be substantially similar to, or otherwise not less favorable to the Term Loan Lenders in any material respect than, the analogous provisions applicable to the Revolving Credit Commitments;

(i)  Indebtedness of Foreign Subsidiaries of the Parent Borrower (in addition to Indebtedness of Foreign Subsidiaries of the Parent Borrower permitted by subsection 8.2(e), 8.2(j) and 8.2(o)) not exceeding, as to all such Foreign Subsidiaries, $30,000,000 in aggregate principal amount at any one time outstanding, it being understood, for the avoidance of doubt, that any portion of any Indebtedness of a Foreign Subsidiary incurred in connection with a refinancing of any Indebtedness described under subsection 8.2(e) or 8.2(j) in excess of the amounts permitted under such subsections may be incurred under this subsection 8.2(i);

(j)  Indebtedness of the Parent Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or Indebtedness of the Parent Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.10, provided that (i) such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) either (A) (x) such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and (y) such Indebtedness (other than Subordinated Debt) shall not exceed 60% of the purchase price of such acquisition

(including any Indebtedness (other than Subordinated Debt) assumed in connection with such acquisition and any Guarantee Obligations (other than any Guarantee Obligation in respect of any Subordinated Debt, which Guarantee Obligation is subordinated on the same terms as such Subordinated Debt) incurred in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $35,000,000, such greater percentage as shall be reasonably satisfactory to the Required Lenders) or (B) the incurrence of such Indebtedness in connection with such acquisition would be permitted by subsection 8.10(b), (iii) Indebtedness comprised of revolving credit and overdraft facilities assumed in connection with any acquisition permitted by subsection 8.10 shall be permitted under this clause (j) in an amount up to the maximum amount permitted to be incurred under such facilities on the date of, and after giving effect to, consummation of such acquisition (regardless of whether such maximum amount is outstanding on such date) and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to (A) the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension, plus (B) the unutilized commitments thereunder and (ii) if such Indebtedness is subordinated, any refinancing, refunding, renewal or extension thereof shall be subordinated to at least the same extent as the Indebtedness so refinanced, refunded, renewed or extended;

(k)  Indebtedness in respect of letters of credit (excluding Letters of Credit) issued for the account of the Parent Borrower and its Subsidiaries, provided that (i) the aggregate amount of any such Indebtedness shall not exceed the Letter of Credit commitment of the Issuing Lender pursuant to subsection 3.1(a)(ii) and (ii) upon the effectiveness of any such letter of credit and for so long as it remains outstanding, the Letter of Credit commitment of the Issuing Lender pursuant to subsection 3.1(a)(ii) shall be reduced by an amount equal to the aggregate amount of such Indebtedness;

(l)  Indebtedness of the Parent Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.12;

(m)  Indebtedness of the Parent Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(n)  Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(o)  Indebtedness of any Foreign Subsidiary of the Parent Borrower fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit;

(p)  Indebtedness of CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business incurred in connection with financing the acquisition of residential real property, fixtures or related assets by CRS Holdings, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business in the ordinary course of business in connection with the provision of relocation services, not exceeding $40,000,000 in aggregate principal amount at any time outstanding, provided that such Indebtedness finances expenses of the Employee Relocation Business that are, directly or indirectly, subject to reimbursement, indemnification, guarantee or other support (including by the charging of fees or other compensation at reasonable rates determined by the applicable Subsidiary in good faith) by or from the customers receiving such relocation services;

(q)  Indebtedness of NAVL on account of the Existing Senior Subordinated Notes; and

(r)  additional Indebtedness of the Parent Borrower or any Subsidiary of the Parent Borrower not exceeding $30,000,000 as to the Parent Borrower and its Subsidiaries in aggregate principal amount at any one time outstanding.

For purposes of determining compliance with clauses (c), (e), (h), (i), (j), (k), (l), (o), (p) and (r) of this subsection 8.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term debt) or committed (in respect of revolving debt) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term debt) or committed (in respect of revolving debt).

8.3.                              Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)  Liens for taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c)  Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(d)  pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e)  Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f)  Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)  zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(h)  Liens securing or consisting of (i) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(c) incurred to finance or refinance the acquisition of fixed or capital assets, (ii) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(j) incurred to finance or refinance the purchase price of, or assumed in connection with, any acquisition permitted by subsection 8.10 or (iii) any extension, renewal, refunding or refinancing of any such Indebtedness referred to in the foregoing clauses (i) and (ii), provided that (x) such Liens shall be created no later than the date of such acquisition or the date of the incurrence or assumption of such Indebtedness or the date of such extension, renewal, refunding or refinancing and (y) such Liens securing such Indebtedness is limited to the property financed thereby and, in the case of any such extension, renewal, refunding or refinancing, is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness);

(i)  Liens existing on assets or properties at the time of the acquisition thereof by the Parent Borrower or any of its Subsidiaries which do not materially interfere with the use of the property subject thereto or extend to or cover any assets or properties of the Parent Borrower or such Subsidiary other than the assets or property being acquired;

(j)  Liens (i) in existence on the Closing Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.2(e), provided that (A) such Lien is limited to all or part of the properties or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) secured thereby on the Closing Date (including any after-arising property that would have been secured under the written agreement under which the original Lien arose), and in the case of any extension, renewal, refunding or refinancing of the

Indebtedness secured thereby, such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured the Indebtedness that is extended, renewed, refunded or refinanced (including any after-arising property that would have been secured pursuant to the terms of such Indebtedness) and (B) the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(e), or (ii) not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(j)(ii) secure obligations not exceeding (as to the Parent Borrower and all its Subsidiaries) $10,000,000 in aggregate amount at any time outstanding;

(k)  Liens securing Guarantee Obligations permitted under subsection 8.4(f) not exceeding (as to the Parent Borrower and all its Subsidiaries) $2,000,000 in aggregate amount at any time outstanding;

(l)  Liens created pursuant to the Security Documents or otherwise securing Indebtedness permitted by subsection 8.2(a);

(m)  Liens created pursuant to and in accordance with any Permitted Receivables Transaction;

(n)  Liens on Intellectual Property and foreign patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of licenses to use such Intellectual Property and foreign patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Parent Borrower and its Subsidiaries;

(o)  Liens on equipment in favor of lessees or conditional purchasers of such equipment leased on a Financing Lease basis or sold on a conditional basis by the Parent Borrower or any of its Subsidiaries to Local Agents or Owner/Operators in the ordinary course of business of the Parent Borrower and its Subsidiaries;

(p)  any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Parent Borrower or any of its Subsidiaries to comply with subsection 8.16(b);

(q)  Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.12 and general intangibles related thereto;

(r)  Liens on property of any Foreign Subsidiary of the Parent Borrower securing Indebtedness of any Foreign Subsidiary of the Parent Borrower permitted by subsection 8.2, provided that in no event may property of any Foreign Subsidiary Borrower (or its Subsidiaries) secure Indebtedness (other than Indebtedness under this

Agreement and the other Loan Documents) having an aggregate principal amount (as to such Foreign Subsidiary Borrower and all of its Subsidiaries) in excess of $2,500,000;

(s)  Liens on assets or properties of any Insurance Subsidiary arising by operation of applicable insurance law or required to be imposed thereunder in the ordinary course of such Subsidiary’s insurance business; and

(t)  Liens on residential real property, fixtures and related assets acquired as contemplated by Section 8.2(p), securing Indebtedness permitted by Section 8.2(p).

8.4.                              Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except:

(a)  Guarantee Obligations in existence on the Closing Date and listed in Schedule 8.4(a), and any refinancings, refundings, extensions or renewals thereof, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by subsection 8.2(e);

(b)  Guarantee Obligations in connection with up to an aggregate principal amount of $10,000,000 of Indebtedness outstanding at any time incurred by Management Investors in connection with any Management Subscription Agreement or otherwise in connection with any purchase of Capital Stock of Holding, and any refinancings, refundings, extensions or renewals thereof, provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans and advances permitted by subsection 8.9(n);

(c)  Guarantee Obligations for performance, appeal, judgment, replevin and similar bonds, or suretyship arrangements, all in the ordinary course of business;

(d)  Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by subsection 8.11(iv) or similar agreements by the Parent Borrower;

(e)  Reimbursement Obligations in respect of the Letters of Credit and reimbursement obligations owing to the issuer of any letter of credit permitted by subsection 8.2(k);

(f)  Guarantee Obligations in respect of third-party loans and advances to officers or employees of Holding, the Parent Borrower or any of their respective Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business or (iii) for any other purpose and, in the case of this clause (iii), in an aggregate principal amount (as to Holding and all its Subsidiaries), together with the aggregate amount of all Investments permitted under subsection 8.9(e)(iii), of up to $5,000,000 outstanding at any time;

(g)  obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(h)  obligations of the Parent Borrower and its Subsidiaries under Permitted Hedging Arrangements, including obligations of any of the Borrowers under any Interest Rate Protection Agreements relating to Indebtedness of such Borrower under this Agreement,

(i)  guarantees made by the Parent Borrower or any of its Subsidiaries of obligations of the Parent Borrower or any of its Subsidiaries, which obligations are otherwise permitted under this Agreement;

(j)  Guarantee Obligations in connection with sales or other dispositions permitted under subsection 8.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(k)  accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Subsidiaries in the ordinary course of business of obligations of the Parent Borrower or any of its Subsidiaries, which obligations are otherwise permitted by this Agreement;

(l)  Guarantee Obligations with respect to an aggregate principal amount of up to $20,000,000 of third-party loans and advances to Local Agents and Owner/Operators, provided that such amount shall be reduced by the aggregate then outstanding principal amount of loans permitted by subsection 8.9(o);

(m)  Guarantee Obligations of the Parent Borrower and its Subsidiaries in respect of recourse events in connection with any Permitted Receivables Transaction or Relocation SPV Financing;

(n)  Guarantee Obligations in respect of Indebtedness of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or any of its Subsidiaries and as to all of such Persons does not at any time exceed $10,000,000 in aggregate principal amount, provided that such amount shall be reduced by the aggregate amount of then existing Investments permitted by subsection 8.9(l);

(o)  Guarantee Obligations incurred in connection with acquisitions permitted under subsection 8.10, provided that either (i) any such Guarantee Obligation (other than any Guarantee Obligation in respect of any Subordinated Debt, which Guarantee Obligation is subordinated on the same terms as such Subordinated Debt) shall not exceed, with respect to any such acquisition, 60% of the purchase price of such acquisition (including any Indebtedness (other than Subordinated Debt) incurred and/or assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $35,000,000, such greater percentage as shall be satisfactory to the Required Lenders), or (ii) if such Guarantee Obligation were treated as Indebtedness, the incurrence of such Indebtedness in connection with such acquisitions would be permitted by subsection 8.10(c);

(p)  Guarantee Obligations incurred pursuant to the Guarantees or otherwise in respect of Indebtedness permitted by subsection 8.2(a); and

(q)  Guarantee Obligations incurred by any Guarantor under the Existing Subordinated Subsidiary Guarantees in respect of the Existing Senior Subordinated Notes, provided that such Guarantee Obligations are subordinated on the same terms as the obligations of NAVL in respect of the Existing Senior Subordinated Notes are subordinated.

8.5.                              Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a)  any Subsidiary of the Parent Borrower may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Parent Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Parent Borrower shall be the continuing or surviving entity and provided further that no Domestic Subsidiary may be merged or consolidated with or into a Foreign Subsidiary unless the continuing or surviving entity is a Domestic Subsidiary);

(b)  any Subsidiary of the Parent Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or to any Wholly Owned Subsidiary of the Parent Borrower, provided that if the Subsidiary that so disposes of its assets is a Foreign Subsidiary Borrower, either (i) such Foreign Subsidiary Borrower shall, simultaneously with such disposition, repay in full all outstanding Loans made to it and terminate its right to borrow hereunder or (ii) the transferee of such assets shall be a Foreign Subsidiary Borrower; and

(c)  as expressly permitted by subsection 8.6.

8.6.                              Limitation on Sale of Assets.  (a)  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower, except:

(i)                                     the sale or other Disposition of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)                                  the sale or other Disposition of any property (including Inventory) in the ordinary course of business;

(iii)                               the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof, provided that, in the case of any Foreign Subsidiary of the Parent Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business and the aggregate amount of any such recourse shall (to the extent such recourse is required by GAAP to be included as Indebtedness on the consolidated balance sheet of Holding and its consolidated subsidiaries) be included in the determination of such Foreign Subsidiary’s Indebtedness for purposes of subsection 8.2;

(iv)                              as permitted by subsection 8.5(b) or pursuant to Sale and Leaseback Transactions permitted by subsection 8.12;

(v)                                 the sale, transfer or discount of Receivables pursuant to any Permitted Receivables Transaction, provided that upon the effectiveness of any such Permitted Receivables Transaction and upon any increase in the Attributable Debt in respect thereof, (A) the Term Loans shall be prepaid and/or the Revolving Credit Commitments shall be permanently reduced in accordance with subsection 4.4(e) or (B) the availability of Revolving Credit Loans shall be temporarily reduced in accordance with subsections 2.1 and 2.3;

(vi)                              Dispositions of any assets or property by the Parent Borrower or any Subsidiary of the Parent Borrower to the Parent Borrower or any Wholly Owned Subsidiary of the Parent Borrower;

(vii)                           any other Asset Sales by the Parent Borrower or any of its Subsidiaries the Net Cash Proceeds of which do not exceed $45,000,000 in the aggregate after the Closing Date and the non-cash portion of the consideration for any such Asset Sale does not exceed 25% thereof, provided that an amount equal to 100% of such Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4 (c);

(viii)                        the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole;

(ix)                                Dispositions permitted by subsection 8.9(m), provided that an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4(c);

(x)                                   Dispositions by CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower engaged in the Employee Relocation Business to the Relocation SPV in connection with any Relocation SPV Financing of the following, for value that is reasonable (as determined by the Parent Borrower in good faith):  (A) any residential property, fixtures or related assets purchased in connection  with the Employee Relocation Business, (B) any notes or receivables from relocating employees or customers of the Employee Relocation Business representing an advance of any portion of the purchase price for residential properties, fixtures or related assets, (C) any contractual rights in respect of reimbursement or indemnification for losses upon resale of any residential properties, fixtures or related assets Disposed pursuant to clause (A) above, or (D) a portion of the fees due from customers of the employee relocation business, the transfer of which shall, in the good faith determination of the Parent Borrower, be limited in amount to the amount necessary to compensate the Relocation SPV for expected losses upon resales of residential properties, fixtures or related assets for which the customer has not agreed to make indemnification or reimbursement;

(xi)                                Dispositions of equipment to Local Agents and Owner/Operators, including sales pursuant to lease or conditional sales agreements, provided that an amount equal to 100% of the Net Cash Proceeds of any such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.4(c); and

(xii)                             the Disposition of any Subsidiary that is not a Material Subsidiary.

(b)  Convey, sell or otherwise transfer shares of Capital Stock of a Foreign Subsidiary to the Parent Borrower or any Domestic Subsidiary of the Parent Borrower unless at the time of such conveyance, sale or transfer (or promptly thereafter) the Parent Borrower or such Domestic Subsidiary shall execute and deliver to the Administrative Agent a stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to (A) more than 65% of the Parent Borrower’s or such Domestic Subsidiary’s ownership interest in any such Foreign Subsidiary or (B) any ownership interest in a non-Wholly Owned Foreign Subsidiary to the extent that the grant of such security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any or its Subsidiaries was made therein).

8.7.                              Limitation on Loans and Dividends to Holding.  Make any advance, loan or extension or credit to Holding or declare or pay any dividend (other than dividends payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Parent Borrower or options, warrants or other rights to purchase common stock of the Parent Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary, except that:

(a)  the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding in an aggregate amount sufficient to allow Holding to pay:

(i)                                     costs (including all professional fees and expenses) incurred by Holding in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Loan Documents or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Subsidiary of the Parent Borrower, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder;

(ii)                                  indemnification and reimbursement obligations of Holding owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person relating to their serving in any such capacity;

(iii)                               obligations of Holding in respect of director and officer insurance (including premiums therefor);

(iv)                              professional fees and expenses and other operational expenses of Holding relating to its status, existence or operation as a public company, or to the ownership, management or operation of the business of the Parent Borrower, any Subsidiary of the Parent Borrower, or any Subsidiary of Holding the principal business of which relates to supporting or financing the business of the Parent Borrower or any of its Subsidiaries; and

(v)                                 expenses incurred by Holding in connection with any registrations, public offerings or exchange listings of equity securities or Indebtedness and maintenance of the same (A) where the net proceeds of such offering are to be received by or contributed or loaned to the Parent Borrower or a Subsidiary of the Parent Borrower, or (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holding shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Subsidiary of the Parent Borrower out of the proceeds of such offering promptly if completed;

(b)  the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding (i) in an aggregate amount sufficient to allow Holding to pay any taxes, charges or assessments required to be paid by Holding, other than those resulting from its owning stock or other equity interests of any corporation or other Person other than the Parent Borrower or any of its Subsidiaries, and (ii) in respect of the tax liabilities and other obligations of the Parent Borrower and its Subsidiaries due in accordance with the Tax Sharing Agreement;

(c)  the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding in an aggregate amount sufficient to allow Holding to repurchase shares of its common stock or options in respect thereof issued pursuant to any Management Subscription Agreement, as any such agreement may be amended from time to time, which may be entered into between Holding and certain Management Investors, or otherwise in connection with repurchases of such shares or options from Management Investors for an aggregate purchase price not to exceed $10,000,000, provided that such amount shall be increased by (i) an amount equal to $2,000,000 on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds contributed in cash by Holding to the Parent Borrower of any resales or new issuances of shares and options to any such Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by the Parent Borrower or any of its Subsidiaries to any such Management Investor that shall thereafter have been canceled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of Holding common stock;

(d)  the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding in an aggregate amount sufficient to allow Holding to pay all fees and expenses incurred in connection with the Transactions, this Agreement, the other Loan Documents and the transactions expressly contemplated hereby and thereby;

(e)  the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding in an aggregate amount not to exceed $7,500,000 (such amount to be increased by an amount equal to $1,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased); and

(f)  in any fiscal year of the Parent Borrower, the Parent Borrower and any of its Subsidiaries may make loans and advances, and the Parent Borrower may pay cash dividends, to Holding in an aggregate amount not to exceed 20% of Consolidated Net Income for the immediately preceding fiscal year, provided that (i) the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such loan, advance or dividend, as applicable (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the making of such loan, advance or dividend), is less than 2.25 to 1.00 and (ii) on the date of any such loan, advance or dividend, the Borrowers prepay, in accordance with subsection 4.4(c), the Loans and/or cash collateralize the L/C Obligations in an amount equal to the amount of such loan, advance or dividend.

8.8.                              Limitation on Capital Expenditures.  Make or commit to make any Capital Expenditures (excluding any expenses incurred in connection with normal replacement and maintenance programs properly charged to current operations and excluding any Reinvested Amounts); provided that (a) the Parent Borrower and its consolidated Subsidiaries may make Capital Expenditures in an amount not to exceed $60,000,000 for any fiscal year of the Parent

Borrower, and (b) the unused amount of any Capital Expenditures permitted to be made pursuant to the foregoing clause (a) during any fiscal year and not made during such fiscal year may be carried over and expended during the next succeeding fiscal year (any amount so carried over to be deemed the first amount applied and expended for Capital Expenditures during such next succeeding fiscal year).

8.9.                              Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any Person, except:

(a)  extensions of trade credit in the ordinary course of business;

(b)  Investments in Cash Equivalents;

(c)  Investments existing on the Closing Date and described in Schedule 8.9(c), setting forth the respective amounts of such Investments as of a recent date;

(d)  Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by subsection 8.6(a)(iii);

(e)  loans and advances to officers, directors or employees of Holding, the Parent Borrower or any of their respective Subsidiaries (i) in the ordinary course of business for travel and entertainment or relocation expenses, (ii) existing on the Closing Date and described in Schedule 8.9(c), (iii) made after the Closing Date for other purposes, not to exceed (as to Holding and all its Subsidiaries), together with the amount of all Guarantee Obligations permitted pursuant to subsection 8.4 (f)(iii), $5,000,000 in the aggregate outstanding at any time or (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.11;

(f)  (i) Investments by the Parent Borrower in its Wholly Owned Subsidiaries (other than any Receivables Subsidiary) and by such Subsidiaries in the Parent Borrower and in Wholly Owned Subsidiaries of the Parent Borrower (other than any Receivables Subsidiary) and (ii) Investments in Holding in amounts and for purposes for which dividends are permitted under subsection 8.7 so long as at no time does the aggregate amount of such Investments and relevant dividends exceed the permitted amount of such dividends;

(g)  acquisitions expressly permitted by subsection 8.10;

(h)  Investments by the Parent Borrower and its Subsidiaries under Permitted Hedging Arrangements, including Investments of any of the Borrowers under Interest Rate Protection Agreements relating to Indebtedness of such Borrower under this Agreement;

(i)  any Investment by the Parent Borrower and its Subsidiaries which, in the judgment of the Parent Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Receivables Transaction;

(j)  Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

(k)  Investments representing non-cash consideration received by the Parent Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(a)(vii), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Parent Borrower or any of its Subsidiaries (other than Foreign Subsidiaries to the extent that the Parent Borrower’s obligations would be secured by a pledge of such non-cash consideration) is pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(l)  Investments by the Parent Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Parent Borrower or such Subsidiary in an aggregate amount not to exceed at any time an amount equal to $10,000,000, provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(n);

(m)  Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Subsidiaries, provided that any such securities or other property received by the Parent Borrower or any of its Subsidiaries (other than Foreign Subsidiaries (to the extent that the Parent Borrower’s obligations would be secured by a pledge of such securities or other property) and any Insurance Subsidiary) is, to the extent required under the Guarantee and Collateral Agreement, pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents, and provided, further, that in the event that the aggregate expected value of such securities or other property received with respect to a Person is less than $250,000, the Parent Borrower or such Subsidiary may, rather than pledge such securities and other property to the Administrative Agent, dispose of such securities and other property within 180 days of the receipt thereof and any such securities and other property not so disposed of by such 180th day shall, to the extent required under the Guarantee and Collateral Agreement, be pledged to the Administrative Agent for the benefit of the Lenders pursuant to the Security Documents;

(n)  loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holding of up to $10,000,000 outstanding at any one time, provided that such amount shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by subsection 8.4(b);

(o)  loans of up to $20,000,000 outstanding at any one time to Local Agents and Owner/Operators in the ordinary course of business for working capital purposes, provided that such amount shall be reduced by the aggregate principal amount of loans and advances in respect of Guarantee Obligations permitted by subsection 8.4(l);

(p)  advances to Local Agents and Owner/Operators in the ordinary course of business for working capital purposes;

(q)  Investments by the Parent Borrower and its Subsidiaries represented by any Financing Lease or conditional sale of equipment by the Parent Borrower or any of its Subsidiaries to Local Agents or Owner/Operators;

(r)  Investments constituting, or acquired with amounts constituting, reserves or surplus maintained by any Insurance Subsidiary in accordance with any Requirement of Law in respect of obligations pursuant to insurance policies issued by such Insurance Subsidiary in the ordinary course of its insurance business;

(s)  loans and advances by the Parent Borrower or any of its Subsidiaries to Holding expressly permitted by subsection 8.7;

(t)  loans and advances made by CRS Holding, Rowan, any of their respective Subsidiaries or any other Subsidiary of the Parent Borrower primarily engaged in the Employee Relocation Business for the purpose of financing a portion of the purchase price for the acquisition of residential real estate, fixtures or related assets, provided that such loans and advances are made by CRS Holding, Rowan or any such Subsidiaries in the ordinary course of business in connection with the provision of relocation services; and

(u)  Investments not otherwise permitted by the preceding clauses of this subsection 8.9 not to exceed in the aggregate $25,000,000.

8.10.                        Limitations on Certain Acquisitions.  Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Parent Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as:

(a)  such acquisition is expressly permitted by subsection 8.5; or

(b)  the aggregate consideration (including cash and any Indebtedness incurred or assumed in connection with such acquisitions) consists solely of any combination of;

(i)                                     Capital Stock of Holding;

(ii)                                  cash in an amount equal to the net cash proceeds of the sale or issuance of Capital Stock of Holding which amount (if such cash consideration is paid by the Parent Borrower or any of its Subsidiaries) is contributed to the Parent Borrower within 90 days prior to the date of the relevant acquisition;

(iii)                               cash and other property (excluding cash and other property covered under clauses (i), (ii) and (iv) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iii), does not exceed $50,000,000 (such amount to be increased by an amount equal to $10,000,000 on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased); and/or

(iv)                              additional cash and other property (excluding cash and other property covered under clauses (i), (ii) and (iii) of this subsection 8.10(b)) and Indebtedness (whether incurred or assumed) in an aggregate amount which, when aggregated with all other amounts of cash and such other property paid for acquisitions, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $50,000,000, provided that such acquisition is made at a time when the Consolidated Leverage Ratio, calculated on a pro forma basis after giving effect to such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such acquisition), is less than 2.50 to 1.00;

provided in each case under clause (b) above that, (x) the target of such acquisition has positive EBITDA, calculated on a pro forma basis after giving effect to such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and to be evidenced by a certificate in form and substance reasonably satisfactory to the Administrative Agent signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) at least three Business Days prior to the consummation of such acquisition) and (y) after giving effect thereto, no Default or Event of Default shall occur as a result of such acquisition.

8.11.                        Limitation on Transactions with Affiliates.  Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Parent Borrower unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.11 shall be deemed to prohibit:

(i)                                     the Parent Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of Holding or any of its Subsidiaries, provided that the annual aggregate base compensation with respect to any such director, in its capacity as such, is not in excess of $500,000;

(ii)                                  the Parent Borrower or any of its Subsidiaries from entering into or performing an agreement with CD&R for the rendering of management consulting or financial advisory services for compensation not to exceed in the aggregate $1,000,000 per year plus reasonable out-of-pocket expenses;

(iii)                               the payment of transaction expenses in connection with this Agreement, the Transactions and the other transactions related hereto and thereto;

(iv)                              the Parent Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of the CD&R Group and each person who becomes a director, officer, agent or employee of Holding, the Parent Borrower or any of their respective Subsidiaries, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by Holding, the Parent Borrower or any of their Subsidiaries, (B) incurred to third parties for any action or failure to act of Holding, the Parent Borrower or any of their Subsidiaries, predecessors or successors, (C) arising out of the performance by CD&R of management consulting or financial advisory services provided to Holding, the Parent Borrower or any of their Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Holding, the Parent Borrower or any of their Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Holding, the Parent Borrower or any of their Subsidiaries;

(v)                                 the Parent Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date and described on Schedule 8.11(v);

(vi)                              any transaction permitted under subsection 8.3(k), 8.4(b), 8.4(d), 8.4(f), 8.4(m), 8.5, 8.7, 8.9(e), 8.9(n), 8.9(o), 8.9(p) or 8.9(q), or any transaction with a Wholly Owned Subsidiary of the Parent Borrower; or

(vii)                           the Parent Borrower or any of its Subsidiaries from performing its obligations under the Tax Sharing Agreement.

For purposes of this subsection 8.11, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in subparagraph (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Borrower or the applicable Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the Board of Directors of the Parent Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

8.12.                        Limitation on Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), other than in connection with any Disposition permitted under subsection 8.6, unless (a) in the case of any Financing Lease pursuant to such arrangement, the incurrence of such Financing Lease is permitted under subsection 8.2 or (b) in the case of any other lease pursuant to such arrangements, (i) the lease payments thereunder will be treated as an operating expense for purposes of determining EBITDA and (ii) the aggregate Net Cash Proceeds from all Sale and Leaseback Transactions permitted by this clause (b) shall not during the term of this Agreement exceed $30,000,000 plus the aggregate amount of such Net Cash Proceeds applied to prepay the Loans pursuant to subsection 4.4(c).

8.13.                        Limitations on Dispositions of Collateral.  Convey, sell, transfer, lease, or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except for (a) mergers, consolidations, sales, leases, transfers or other Dispositions expressly permitted under subsection 8.5 and (b) sales or other Dispositions expressly permitted under subsection 8.6, including sales of Inventory in the ordinary course of business; and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with the foregoing.

8.14.                        Limitation on Changes in Fiscal Year.  Permit the fiscal year of the Parent Borrower to end on a day other than the last day of December.

8.15.                        Limitation on Negative Pledge Clauses.  Enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries (other than any Receivables Subsidiary, Foreign Subsidiaries and Insurance Subsidiaries or Subsidiaries of any thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders with respect to the obligations secured by the Security Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and any related documents, (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases or agreements in connection with any Permitted Receivables Transaction permitted by this

Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business, (c) any agreements in connection with any Permitted Receivables Transaction (in which cases, any prohibition or limitation shall only be effective against the Receivables and related assets subject thereto) and (d) any agreements in connection with any Relocation SPV Financing (in which cases, any prohibition or limitation shall only be effective against the residential properties, fixtures, notes, receivables, fees and related assets subject thereto).

8.16.                        Limitation on Lines of Business; Creation of Subsidiaries.  (a)  Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 8.9(l), except for those businesses of the same general type as those in which the Parent Borrower and its Subsidiaries are engaged on the Closing Date, or which are related thereto, or permit any Insurance Subsidiary to engage in any business other than the operation of a multiple-line property and liability insurance program to insure Local Agents and Owner/Operators, and other Persons engaged in similar businesses, against loss from certain risks.

(b)  Create any new Subsidiaries of the Parent Borrower other than (i) any Receivables Subsidiary the relevant parent corporation of which shall execute and deliver a stock pledge agreement and deliver or cause to be delivered to the Administrative Agent the stock certificates representing all of the outstanding Capital Stock of such new Receivables Subsidiary, together with undated stock powers for each such certificate executed in blank by a duly authorized officer of such parent corporation, or (ii) any other new Subsidiary that (in the case of a new Domestic Subsidiary or a new Foreign Subsidiary Borrower) shall execute and deliver to the Administrative Agent, as applicable, the Guarantee and Collateral Agreement and appropriate Mortgages and other security documents and take any necessary steps to perfect the security interest to be created thereby and for which the relevant parent corporation (if such parent corporation is the Parent Borrower or a Domestic Subsidiary) shall execute and deliver to the Administrative Agent a stock pledge agreement and take any necessary steps to perfect the security interest to be created thereby (which security interest shall not apply to more than 65% of such parent corporation’s ownership interest in any Foreign Subsidiary Borrower).

(c)  In the case of any Foreign Subsidiary Holdco, own any material assets other than securities of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities or Subsidiaries.

8.17.                        Limitation on Synthetic Purchase Agreements.  Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make any payment relating to the Capital Stock of Holding that has the same economic effect on the Parent Borrower and its Subsidiaries as any Investment by the Parent Borrower in Capital Stock of Holding prohibited by subsection 8.9 above, unless such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder.

8.18.                        Limitation on Modifications of Tax Sharing Agreement.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the Tax Sharing Agreement in any manner that would increase the amounts payable by the Parent

Borrower or any of its Subsidiaries thereunder in any manner that could reasonably be expected to be materially adverse to the Lenders, other than amendments reasonably reflecting changes in law or regulations after the date hereof, or (ii) otherwise amend, supplement or otherwise modify the terms and conditions of the Tax Sharing Agreement except to the extent that any such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect.

8.19.                        Limitations on Currency and Commodity Hedging Transactions.  Enter into, purchase or otherwise acquire any agreement or arrangement relating to interest rates, currency, commodity or other hedging except (x) Interest Rate Protection Agreements, and (y) other such agreements or arrangements to the extent and only to the extent that, such agreement or arrangement is entered into, purchased or otherwise acquired in the ordinary course of business of the Parent Borrower or any of its Subsidiaries with reputable financial institutions or vendors and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a “Permitted Hedging Arrangement”).

SECTION 9.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)                                  Any of the Borrowers shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 Any representation or warranty made or deemed made by Holding or any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of Holding or any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)                                  Holding or any Loan Party shall default in the observance or performance of any agreement of such Person contained in (i) subsection 7.7(a), subsection 7.11 or Section 8 of this Agreement or (ii) Section 5.4 of the Guarantee and Collateral Agreement, and, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; or

(d)                                 Holding or any Loan Party shall default in the observance or performance of any other agreement of such Person contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Parent Borrower by the Administrative Agent or the Required Lenders; or

(e)                                  Holding, the Parent Borrower or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans and the Reimbursement Obligations) in excess of $10,000,000 or in the payment of any Guarantee Obligation in excess of $10,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f)                                    (i)  Holding, any Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, any Borrower or any Material Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holding, any Borrower or any Material Subsidiary, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against Holding, any Borrower or any Material Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holding, any Borrower or any Material Subsidiary shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holding, any Borrower or any Material Subsidiary shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)                                 (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA (other than a standard termination pursuant to Section 4041(b) of ERISA), (v) the Parent Borrower or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) the occurrence or expected occurrence of any event or condition which results or is reasonably likely to result in the Parent Borrower’s or any Commonly Controlled Entity’s becoming responsible for any liability in respect of a Former Plan (other than a standard termination pursuant to Section 4041(b) of ERISA), or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in liability which would have a Material Adverse Effect; or

(h)                                 One or more judgments or decrees shall be entered against Holding, the Parent Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)                                     (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or Holding or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)                                     Any Guarantee shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Guarantor shall so assert in writing; or

(k)                                  A Change of Control shall have occurred; or

(l)                                     Any event or circumstance entitling the Persons purchasing, or financing the purchase of, Receivables under any Permitted Receivables Transaction to stop so purchasing or financing, other than by reason of the occurrence of the stated expiry date of such Permitted Receivables Transaction, a refinancing of such Permitted Receivables Transaction through another Permitted Receivables Transaction, a reduction in any applicable borrowing base or the occurrence of any other event or circumstance which is not, or is not related primarily to, an action or statement taken or made, or omitted to be taken or made, by or on behalf of, or a condition of or relating to, the Parent Borrower or any of its Subsidiaries; provided that any notices or cure periods that are conditions to the rights of such Persons to stop purchasing, or financing the purchase of, such Receivables have been given or have expired, as the case may be; or

(m)                               Any Loan Document (other than this Agreement, any of the Security Documents or any Guarantee) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or Holding or any Loan Party shall so assert in writing;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Parent Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and any Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Parent Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letter of Credit.  The Parent Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of such Borrower in respect of such Letter of Credit under this Agreement and the other Loan Documents.  The Parent Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under any Notes.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under any Notes shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10.  THE ADMINISTRATIVE AGENT AND THE OTHER
REPRESENTATIVES

10.1.                        Appointment.  Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes JPMCB, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Other Representatives, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives.

10.2.                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3.                        Exculpatory Provisions.  None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Holding, any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document or for any failure of Holding, any Borrower or any other Loan Party to perform its obligations hereunder or thereunder.  Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Holding, any Borrower or any other Loan Party.  Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other

Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holding, any Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.4.                        Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1 as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Parent Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6.                        Acknowledgements and Representations by Lenders.  Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of Holding, any Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender.  Each Lender represents to the Administrative Agent, the Other Representatives, Holding and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each of Holding, the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking action under this Agreement and the other Loan Documents.  Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for its account and for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.  Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Holding, any Borrower or any other Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7.                        Indemnification.  The Lenders agree to indemnify the Administrative Agent and the Other Representatives (provided that the Term Loan Lenders shall have no obligation to indemnify the Issuing Lender) in their capacities as such (to the extent not reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower or any of the other Loan Parties to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or any Other Representative in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any Other Representative under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent’s or any Other Representative’s gross negligence or willful misconduct.  The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments (or, if the Revolving Credit Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit).  The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

10.8.                        Administrative Agent and Other Representatives in Their Respective Individual Capacities.  The Administrative Agent, the Other Representatives and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with Holding, any Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent and the Other Representatives hereunder and under the other Loan Documents.  With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9.                        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Parent Borrower (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10.                  Swing Line Lender.  The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.11.                  Release of Liens in Connection with Permitted Receivables Transaction.  In connection with a Permitted Receivables Transaction, the Parent Borrower may deliver to the Administrative Agent a written request for release identifying the relevant Receivables and the terms of such Permitted Receivables Transaction in reasonable detail together with a certification by the Parent Borrower stating that such transaction is in compliance with this Agreement.  The Administrative Agent shall execute and deliver to the Parent Borrower (at the sole cost and expense of the Parent Borrower) all releases and other documents (including, without limitation, Uniform Commercial Code termination statements) necessary or reasonably desirable for the release of the Liens created by the Guarantee and Collateral Agreement on such Receivables as the Parent Borrower may reasonably request, provided that the Loans have been prepaid and/or the Revolving Credit Commitments shall have been reduced in accordance with subsection 4.4.  Each of the Lenders hereby authorizes the Administrative Agent to deliver such releases or other documents.

10.12.                  Security Agent.  Each Lender hereby (a) appoints JPMCB to act as its security agent and trustee (in such capacity, the “Security Agent”) under and in connection with any guarantee or security document governed by English law, (b) irrevocably authorizes the Security Agent to execute and deliver on its behalf any such guarantee or security document and all other documents incidental thereto as are expressed to be executed by the Security Agent on its behalf and (c) irrevocably authorizes the Security Agent to perform the duties and to exercise the rights, powers and discretions which are specifically delegated to it by the terms of any such guarantee or security document, together with all other incidental rights, powers and discretions.  To the fullest extent permitted by law, none of Parts I, II, III, IV, or V of the Trustee Act 2000 nor the requirement to discharge the duty of care set out in Section 1(1) of the Trustee Act 2000 in exercising any of the powers contained in Sections 15 or 22 of the Trustee Act 1925 shall apply to the trust constituted by this Agreement under which the Security Agent is appointed as trustee for itself and on behalf of the Lenders or to the role of the Security Agent in relation to such trust and this shall constitute an exclusion of the relevant parts of the Trustee Act 2000 for the purposes of that Act.

SECTION 11.  MISCELLANEOUS

11.1.                        Amendments and Waivers.  (a)  Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection.  The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (1) enter into with Holding, the Borrowers and the other Loan Parties, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, changing or deleting any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of Holding, the Borrowers and the other Loan Parties, as the case may be, hereunder or thereunder or (2) waive at the request of Holding, the Parent Borrower or any other Loan Party, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i)                                     reduce the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation or of any scheduled installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Credit Commitment or change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly affected thereby,

(ii)                                  amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of Required Lenders or of Required Collateral Release Lenders, or consent to the assignment or transfer by Holding or any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.5 or 11.1(b)), in each case without the written consent of all the Lenders,

(iii)                               release any Guarantee or, in the aggregate (in a single transaction or a series of related transactions), a material portion of the Collateral without the consent of the Required Collateral Release Lenders, except as expressly permitted hereby or by any Guarantee or Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof),

(iv)                              subject to clause (i) of this subsection 11.1(a), amend, modify or waive any provision of subsection 2.5 or 2.6 without the written consent of Term Loan Lenders, the Term Loan Percentages of which aggregate greater than 50%,

(v)                                 subject to clause (i) of this subsection 11.1(a), amend, modify or waive any provision of subsection 2.1, 2.2, 2.3, or 2.4 or Section 3 without the written consent of the Revolving Credit Lenders, the Revolving Credit Commitment Percentages of which aggregate greater than 50%,

(vi)                              amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative affected thereby,

(vii)                           amend, modify or waive the order of application of prepayment specified in subsection 4.4(f) without the consent of (x) Revolving Credit Lenders, the Revolving Credit Commitment Percentages of which aggregate greater than 50% and (y) Term Loan Lenders, the Term Loan Percentages of which aggregate greater than 50%,

(viii)                        amend, modify or waive the first two sentences of subsection 4.8(a) or any provision of subsection 4.8(c) without the consent of Revolving Credit Lenders, the Revolving Credit Percentages of which aggregate greater than 50%,

(ix)                                amend, modify or waive the third sentence of subsection 4.8(a) without the consent of Term Loan Lenders, the Term Loan Percentages of which aggregate greater than 50%,

(x)                                   amend, modify or waive any provision of subsection 2.4 without the written consent of the Swing Line Lender,

(xi)                                amend, modify or waive the provisions of Section 3 without the written consent of the Issuing Lender, or

(xii)                             require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender.

Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon Holding, the Borrowers, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, Holding, the Borrowers, the other Loan Parties, the

Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)  Schedule D and Schedule F may be amended, so long as no Default or Event of Default shall have occurred and be continuing, as follows:

(i)                                     Schedule D will be amended to add Subsidiaries as additional Foreign Subsidiary Borrowers upon (A) execution and delivery by the Parent Borrower, such additional Foreign Subsidiary Borrowers and the Administrative Agent, of a Joinder Agreement, substantially in the form of Exhibit J (a “Joinder Agreement”), providing for such Subsidiaries to become Foreign Subsidiary Borrowers hereunder and Granting Parties, Grantors and Pledgors under and as defined in the Guarantee and Collateral Agreement (or shall otherwise enter into collateral and security documents reasonably satisfactory to the Administrative Agent and providing, to the extent reasonably practicable under relevant law, substantially the equivalent of the lien and security interests contemplated to be provided by Granting Parties, Grantors and Pledgors under the Guarantee and Collateral Agreement), (B) delivery to the Administrative Agent of (x) in the case of any Foreign Subsidiary Borrower the Capital Stock of which is held by a Domestic Subsidiary, a stock pledge agreement (or, if the parent corporation of such Foreign Subsidiary Borrower is a party to the Guarantee and Collateral Agreement, a pledge pursuant to such agreement) covering the Capital Stock of such Foreign Subsidiary Borrower, together with any documents and instruments necessary to perfect the security interest to be created thereby (which pledge shall not apply to more than 65% of such parent corporation’s ownership interest in any such Foreign Subsidiary Borrower), (y) corporate resolutions, other corporate documents, certificates and legal opinions in respect of such additional Foreign Subsidiary Borrowers substantially equivalent to comparable documents delivered on the Closing Date in respect of the Foreign Subsidiary Borrowers party to this Agreement on the Closing Date or, if there are no Foreign Subsidiary Borrowers party to this Agreement on the Closing Date, in respect of the Loan Parties on the Closing Date and (z) such other documents with respect thereto as the Administrative Agent shall reasonably request, and (C) execution and delivery by the Parent Borrower, such Foreign Subsidiary Borrower, all of the Revolving Credit Lenders and the Administrative Agent of a written instrument providing for such amendment; provided that the Parent Borrower and its Subsidiaries shall not be required to comply with the requirements of the foregoing clauses (x), (y) or (z) if the Administrative Agent, in its sole discretion, determines that the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby; provided, further, that no document described in the foregoing clauses (x), (y) or (z) shall be required, or the form of such document shall be modified, to the extent required to avoid (A) any violation of applicable law or (B) any violation of the provisions of any joint venture or other material agreement governing or binding such Domestic Subsidiary or other Subsidiary.  Any Domestic Subsidiary or other Subsidiary that cannot execute such a document or whose document must be amended for the foregoing reasons shall promptly upon any change of law or waiver or lapse of the applicable contractual restriction enter into such document or amend the existing document to comply with this subsection 11.1(b)(i) in a manner reasonably satisfactory to the Administrative Agent.

(ii)                                  Schedule D will be amended to remove any Subsidiary as a Foreign Subsidiary Borrower upon execution and delivery by the Parent Borrower to the Administrative Agent of a written notification to such effect and repayment in full of all Loans made to such Foreign Subsidiary Borrower and repayment in full of all other amounts owing by such Foreign Subsidiary Borrower under this Agreement and the other Loan Documents.

(iii)                               Schedule F will be amended to add additional Designated Foreign Currencies upon execution and delivery by the Parent Borrower, all of the Revolving Credit Lenders and the Administrative Agent of a written instrument providing for such amendment.

(c)  In order to permit the Borrowers to enter into a replacement working capital facility as contemplated by subsection 8.2(h), on or after the Termination Date the Administrative Agent, Holding and the Loan Parties shall execute such documents, including, without limitation, such amendments to the Security Documents and the other Loan Documents, and take such other actions, as shall be necessary to afford the lenders under such replacement working capital facility the substantive realization of the benefits intended to be created by such documents in favor of the Revolving Credit Lenders.  Each of the Lenders hereby authorizes the Administrative Agent to execute such documents and take such actions as are required by this subsection 11.1(c).

(d)  In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Parent Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, plus the premium, or other amounts paid, and fees and expenses incurred in connection with such refinancing, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e)  Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the

Administrative Agent and the Parent Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof and (ii) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder.

11.2.                        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrowers:	c/o SIRVA Worldwide, Inc.
700 Oakmont Lane
Westmont, Illinois 60559
	Attention:	Treasurer
	Telecopy:	(630) 570-3390
	Telephone:	(630) 570-3000

with a copy to:	Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
	Attention:	David A. Brittenham, Esq.
	Telecopy:	(212) 909-6836
	Telephone:	(212) 909-6000

The Administrative	JPMorgan Chase Bank
Agent, the Swing	270 Park Avenue
Line Lender and	New York, New York 10017
the Issuing Lender	Attention:	William J. Caggiano
	Telecopy:	(212) 270-6637
	Telephone:	(212) 270-1338

with a copy to:	JPMorgan Chase Bank
Agent Bank Services Group
1111 Fannin, Tenth Floor
Houston, Texas 77002
	Attention:	Shaji Easo
	Telecopy:	(713) 750-2932
	Telephone:	(713) 750-2599

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.7, 3.2, 4.2, 4.4 or 4.8 shall not be effective until received.

11.3.                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender, Holding or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4.                        Survival of Representations and Warranties.  All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

11.5.                        Payment of Expenses and Taxes.  The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent and the Other Representatives for all their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions (including the syndication of the Revolving Credit Commitments, Term Loan Commitments and Term Loans (including the reasonable expenses of the Administrative Agent’s due diligence investigation) and the monitoring of the Collateral) contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of one firm of counsel to the Administrative Agent and the Other Representatives, (b) to pay or reimburse each Lender, each Other Representative and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Other Representatives and the several Lenders, and any reasonable Environmental Costs incurred by any of them arising out of or in any way relating to any Loan Party or any property in which any Loan Party has had any interest at any time, (c) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives (and their respective directors, trustees, officers, employees, affiliates, controlling persons, agents, successors and assigns) from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether or not caused by any such Person’s own negligence (other than gross negligence) and including, without limitation, the reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether the Administrative Agent, any such Other Representative or any Lender is a party to the litigation or other proceeding giving rise thereto), including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Parent Borrower shall not have any obligation hereunder to the Administrative Agent, any such Other Representative or any Lender with respect to Environmental Costs or indemnified liabilities arising from (i) the gross negligence or willful misconduct of any such Person (or any of its directors, trustees, officers, employees, affiliates, controlling persons, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any Other Representative or any such Lender by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such.  Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Parent Borrower shall have no obligation under this subsection 11.5 to the Administrative Agent, any Other Representative or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority, it being understood that the provisions of this sentence shall not apply to fines and assessments with respect to charges that are not taxes or in the nature of taxes.  The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

11.6.                        Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.5 or 11.1(b), none of Holding or any of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by Holding or any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Credit Commitment, Term Loan Commitment and/or Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              the Parent Borrower, provided that no consent of any of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided further that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of the Term Facility, $1,000,000) unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(C)                                the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Parent Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Assumption, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Parent Borrower.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)                              On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned.  Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Parent Borrower marked “cancelled”.

Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10 or 4.11 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such payments unless the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)  (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this subsection, each Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13  and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii)                                  No Loan Party shall be obligated to make any greater payment under subsection 4.10 or 4.11 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation.  Any Participant that is a not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.11 unless such Participant complies with subsection 4.11(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(d)                                 Any Lender, without the consent of the Parent Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)                                  No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)                                    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b).  Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.  Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error.  Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)                                 If the Parent Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(d)).  Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12.  By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith.  The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7.                        Adjustments; Set-off.  (a) Except to the extent that this Agreement or any of the other Loan Documents provides for payments to be allocated to a particular Lender under any Facility, if any Lender (for purposes of this sentence, a “benefitted Lender”) shall at any time prior to any date in which the Commitments are terminated and the Loans or Reimbursement Obligations become due and payable pursuant to Section 9 (a “Facility Acceleration”) receive any payment of all or part of the Obligations owing to it under any Facility, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender under such Facility, such benefitted Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of the Obligations owing to each such other Lender under such Facility or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders under such Facility; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  If any Lender (for purposes of this sentence, a “benefitted Lender”) shall at any time after a Facility Acceleration receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise (except pursuant 4.4, 4.13(d) or 11.6)), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations owing to it, such benefitted shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment of benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment of benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)  In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to each Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by such Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any affiliate, branch or agency thereof to or for the credit or the account of such Borrower.  Each Lender agrees promptly to notify the Parent Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8.                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Administrative Agent.

11.9.                        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10.                  Integration.  This Agreement and the other Loan Documents represent the entire agreement of Holding and each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holding or any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11.                  GOVERNING LAW.  THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12.                  Submission To Jurisdiction; Waivers.  (a)  Each party hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii)                                  consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrower (or, in the case of any Foreign Subsidiary Borrower, as specified in paragraph (b)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v)                                 waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

(b)  Upon any Foreign Subsidiary becoming a Foreign Subsidiary Borrower in accordance with subsection 11.1(b), such Foreign Subsidiary Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in The City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection and agrees promptly to appoint a successor New York Process Agent in The City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent.  In any such action or proceeding in such New York State or Federal court, such service may be made on such Foreign Subsidiary Borrower by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to such Foreign Subsidiary Borrower at its address specified in subsection 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid).  Each of the Foreign Subsidiary Borrowers hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, each of the Foreign Subsidiary Borrowers irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to such Foreign Subsidiary Borrower by certified or registered air mail at its address specified in subsection 11.2.  Each of the Foreign Subsidiary Borrowers agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)  To the extent that any Foreign Subsidiary Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.13.                  Judgment.  (a)  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)  The obligations of any Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to such Borrower, such excess.  This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

11.14.                  Acknowledgements.  Each Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15.                  WAIVER OF JURY TRIAL.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16.                  Confidentiality.  The Administrative Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holding, the Parent Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holding, the Parent Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection pursuant to an instrument for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Parent Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any Interest Rate Protection Agreement with any Lender or its affiliates, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent’s or a Lender’s possession on a nonconfidential basis without a duty of confidentiality to any Borrower being violated.  Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other Loan Documents (and any employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated by this Agreement relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, no such party or any employee, representative or other agent of such party, shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SIRVA WORLDWIDE, INC.

By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Senior Vice President, General Counsel and Secretary

ALLIED ARTHUR PIERRE N.V.

By:	/s/ MICHAEL KEVIN KINGSTON
	Name:	Michael Kevin Kingston
	Title:	Director

ALNAV PLATINUM GROUP INC.

By:	/s/ RALPH A. FORD
	Name:	Ralph A. Ford
	Title:	Corporate Secretary

PICKFORDS AUSTRALIA PTY. LTD.

By:	/s/ MICHAEL FILIPOVIC
	Name:	Michael Filipovic
	Title:	Director

PICKFORDS LIMITED

By:	/s/ WILLIAM ALLAN DONALDSON
	Name:	William Allan Donaldson
	Title:	Director

JPMORGAN CHASE BANK, as Administrative Agent, Swing Line Lender, Issuing Lender and Lender

By:	/s/ WILLIAM J. CAGGIANO
	Name:	William J. Caggiano
	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC, as Syndication Agent

By:	/s/ BRADFORD JONES
	Name:	Bradford Jones
	Title:	MD

CREDIT SUISSE FIRST BOSTON acting through its Cayman Islands Branch, as Documentation Agent and Lender

By:	/s/ ROBERT HETU
	Name:	Robert Hetu
	Title:	Director

By:	/s/ CASSANDRA DROOGAN
	Name:	Cassandra Droogan
	Title:	Associate

GOLDMAN SACHS CREDIT PARTNERS L.P., as Documentation Agent

By:	/s/ ALBERT DOMBROWSKI
	Name:	Albert Dombrowski
	Title:	Authorized Signatory

DEUTSCHE BANK SECURITIES INC., as Documentation Agent

By:	/s/ THOMAS PRIOR
	Name:	Thomas Prior
	Title:	MD

By:	/s/ JOHN C. CUSHMAN
	Name:	John C. Cushman
	Title:	Director

CITICORP NORTH AMERICA, INC.

By:	/s/ ANDREW ROBINSON
	Name:	Andrew Robinson
	Title:	Vice President

CITICORP NORTH AMERICA, INC.
Name of Lender

By:	/s/ ANDREW ROBINSON
	Name:	Andrew Robinson
	Title:	Vice President

BANK OF AMERICA, N.A
Name of Lender

By:	/s/ W. THOMAS BARNETT
	Name:	W. Thomas Barnett
	Title:	Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH.

By:	/s/ MARGUERITE SUTTON
	Name:	Marguerite Sutton
	Title:	Vice President

By:	/s/ SUSAN L. LEFEVRE
	Name:	Susan LeFevre
	Title:	Director

General Electric Capital Corporation
Name of Lender

By:	/s/ ROBERT M. KADLICK
	Name:	Robert M. Kadlick
	Title:	Duly Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.
Name of Lender

By:	/s/ W.W. ARCHER
Name:
	Title:	Authorized Signatory

HSBC Bank plc
Name of Lender

By:	/s/ S.B. HEWES
	Name:	S.B. Hewes
	Title:	Senior Manager Corporate & Structured Banking

By:	/s/ SHARON HILL
	Name:	Sharon Hill
	Title:	Senior Manager Corporate & Structured Banking

IKB Capital Corporation
Name of Lender

By:	/s/ DAVID SNYDER
	Name:	David Snyder
	Title:	President

LaSalle Bank National Association

By:	/s/ JUNE COURTNEY
	Name:	June Courtney
	Title:	Senior Vice President

National City Bank of Indiana
Name of Lender

By:	/s/ MARK A. MINNICK
	Name:	Mark A. Minnick
	Title:	Senior Vice President

PB Capital Corporation
Name of Lender

By:	/s/ AURELIO ALMONTE
	Name:	Aurelio Almonte
	Title:	Assistant Vice President

By:	/s/ CHRISTOPHER J. RUZZI
	Name:	Christopher J. Ruzzi
	Title:	Vice President

The Provident Bank

By:	/s/ ALAN R. HENNING
	Name:	Alan R. Henning
	Title:	Vice President

Name of Lender: THE BANK OF NOVA SCOTIA

By:	/s/ V. GIBSON
	Name:	V. Gibson
	Title:	Assistant Agent

BANK OF TOKYO-MITSUBISHI TRUST COMPANY

By:	/s/ ERIC PLANEY
	Name:	Eric Planey
	Title:	Assistant Vice President